As filed with the Securities and Exchange Commission on October
 25
, 202
1
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIND Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3812	76-0210849
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
2002 Timberloch Place, Suite 400
The Woodlands, Texas 77380
936-291-2277
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert P. Capps
President and Chief Executive Officer
2002 Timberloch Place, Suite 400
The Woodlands, Texas 77380
936-291-2277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy T. Samson Amy R. Curtis Holland & Knight LLP 811 Main Street, Suite 2500 Houston, Texas 77002 (713) 821-7000	Richard H . Kronthal Hunton Andrews Kurth LLP 200 Park Avenue New York, New York 10166 (212) 309-1000	Philip M. Haines Hunton Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, TX 77002 (713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
Series A Cumulative Preferred Stock, par value $1.00	$11,500,000	$1,067.00

(1)	Includes the aggregate offering price of shares of our Series A Cumulative Preferred Stock that the underwriters have the option to purchase.
(2)	Estimated in accordance with Rule 457(o) solely for purposes of calculating the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 25, 2021
PROSPECTUS

MIND Technology, Inc.
                 Shares
Series A Cumulative Preferred Stock
(par value $1.00 per share)

We are offering                  shares of our Series A Cumulative Preferred Stock, par value $1.00 per share, which we refer to in this prospectus as our “preferred stock” or our “Series A Preferred Stock”.
Our preferred stock trades under the symbol “MINDP” on the NASDAQ Stock Market. The last reported sales price of our preferred stock on the NASDAQ Stock Market on October
22
, 2021 was $24.
68
per share.

In reviewing this prospectus, you should carefully consider the matters described in “Risk Factors” beginning on page 10 of this prospectus.

	Per Share	Total
Price to Public	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds to MIND Technology, Inc. (2)	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.
(2)	Before expenses.
We have granted the underwriters the option to purchase up to                 additional shares of preferred stock on the same terms and conditions set forth above within 30 days from the date of this prospectus.
Delivery of the shares of preferred stock will be made on or about                , 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities in any state where offers or sales are not permitted.

Ladenburg Thalmann
The date of this prospectus is                 , 2021.

We have not authorized any dealer, salesman or other person to provide you with information other than the information contained in or incorporated by reference into this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the preferred stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement About Forward-Looking Statements.”
Certain amounts and percentages included in this prospectus have been rounded. Accordingly, in certain instances, the sum of the numbers in a column of a table may not exactly equal the total figure for that column.
The market data and certain other statistical information used throughout this prospectus or incorporated by reference into this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below
:

•	risks associated with our manufacturing operations including availability and reliability of materials and components as well the reliability of the products that we manufacture and sell;

•	loss of significant customers;

•
the impact of disruptions in global supply chains due to the
COVID-19
pandemic (the “Pandemic”) and other factors, including certain components and materials becoming unavailable, increased lead times for components and materials, as well as increased costs for such items;

•	increased competition;

•	loss of key suppliers;

•	intellectual property claims by third parties;

•	the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing;

•	our ability to successfully execute strategic initiatives to grow our business;

•	our ability to overcome any complex technical issues that we face and compete with new technologies;

•
local and global impacts of the
COVID-19
virus, including effects of responses of governmental authorities and companies to reduce the spread of
COVID-19,
such as shutdowns, travel restrictions and work-from-home mandates;

•	uncertainties regarding our foreign operations, including political, economic, currency, environmental regulation and export compliance risks;

•	seasonal fluctuations that can adversely affect our business;

•	fluctuations due to circumstances beyond our control or that of our customers;

•	defaults by customers on amounts due us;

•	possible further impairment of our long-lived assets due to technological obsolescence or changes in anticipated cash flow generated from those assets;

•	inability to obtain funding or to obtain funding under acceptable terms;

•	changes in government spending, including efforts by the U.S. and other governments to decrease spending for defense contracts, or as a result of a U.S. or other administration transition; and

ii

•
efforts by U.S. Congress and other U.S. government bodies to reduce U.S. government spending and address budgetary constraints and the U.S. deficit, as well as associated uncertainty around the timing, extent, nature and effect of such efforts.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All forward-looking statements contained in or incorporated by reference into this prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. See the information under the heading “Risk Factors” in this prospectus for some of the important factors that could affect the Company’s financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and the documents that we incorporate by reference. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus and the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page 10 of this prospectus and additional information contained in our Annual Report on Form
10-K
for the year ended January 31, 2021 incorporated by reference in this prospectus for more information about important factors that you should consider before investing in our Series A Preferred Stock in this offering. References to “we,” “us,” “our,” “MIND” or the “Company” refer to MIND Technology, Inc., a Delaware corporation, and its consolidated subsidiaries.
Our Company
MIND Technology, Inc., a Delaware corporation, formerly Mitcham Industries, Inc., a Texas corporation, was incorporated in 1987. Effective August 3, 2020 we effectuated a reincorporation to the state of Delaware, name change to MIND Technology, Inc. and increase in the number of shares of Common Stock and Preferred Stock authorized for issuance. Headquartered in The Woodlands, Texas, MIND has a global presence with operating locations in the United States, Singapore, Malaysia and the United Kingdom. Historically, we have operated in two segments, Marine Technology Products and Equipment Leasing. During the second quarter of fiscal 2021, our Board determined to exit the Leasing Business and instructed management to develop and implement a plan to dispose of those operations.
Our worldwide Marine Technology Products business includes (a) Seamap Pte Ltd, MIND Maritime Acoustics, LLC (formerly Seamap USA, LLC), Seamap (Malaysia) Sdn Bhd and Seamap (UK) Ltd, collectively “Seamap”, which designs, manufactures and sells specialized marine seismic equipment and (b) Klein, which designs, manufactures and sells high performance side scan sonar and water-side security systems. Revenue from the Marine Technology Products business includes sales of Seamap equipment and sales of Klein equipment. This business operates from locations near Bristol, United Kingdom, Salem, New Hampshire, Huntsville, Texas, Johor, Malaysia and in Singapore.
The discontinued operations of the Leasing business includes all leasing activity, sales of lease pool equipment and certain other equipment sales and services related to those operations. This business had been conducted from our locations in Huntsville, Texas; Calgary, Canada; Bogota, Colombia; and Budapest, Hungary. This included the operations of our subsidiaries Mitcham Canada, ULC, Mitcham Europe Ltd. and our branch in Colombia.

THE OFFERING

Issuer:	MIND Technology, Inc.

Securities Offered:	shares of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share, liquidation preference $25.00 per share, plus up to an additional shares if the underwriter exercises its option to purchase additional shares in full.

Offering Price:	$ per share of Series A Preferred Stock.

Dividends:	Holders of our Series A Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per annum per share), accruing from the date of initial issuance. Dividends will be payable to holders of our Series A Preferred Stock quarterly on or about the last day of January, April, July and October of each year (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be the 15th day of January, April, July and October of each year, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record. Please see the section entitled “Description of Capital Stock—Series A Preferred Stock—Dividends.”

No Maturity, Sinking Fund or Mandatory Redemption:	The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they are converted into our common stock in connection with a Change of Control as described below. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption:	We may, at our option, redeem our Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section entitled “Series A Preferred Stock—Optional Redemption.”

Special Optional Redemption:	Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem our Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT LLC (“NYSE MKT”) or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights:	Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided notice of our election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	25 shares of common stock per preferred share (i.e., the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described herein.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations with respect to our common stock.

Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of our Series A Preferred Stock converted. If the Common Stock Price is less than $1.00, subject to adjustment, the holders will receive a maximum of 25.00 shares of our common stock per share of Series A Preferred Stock, which may result in the holders receiving shares of common stock with a value that is less than the liquidation preference of the our Series A Preferred Stock.

If, prior to the Change of Control Conversion Date, we have provided a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock in connection with the Change of Control Conversion Right, and any shares of Series A Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the required notice of the occurrence of a Change of Control to the holders of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the
over-the-counter
market as reported by Pink Sheets LLC or a similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Liquidation Preference:	If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section titled “Description of Capital Stock—Series A Preferred Stock—Liquidation Preference.”

Ranking:	The Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section titled “Description of the Series A Preferred Stock—Ranking.”

Limited Voting Rights:
Holders of our Series A Preferred Stock generally have no voting rights. However, if we do not pay dividends on our Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of our Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with our Series A Preferred Stock) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on our Series A Preferred Stock, subject to certain limitations. In addition, the affirmative vote of the holders of at least two-thirds
of the outstanding shares of our Series A Preferred Stock is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to our Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our charter so as to materially and adversely affect any rights of our Series A Preferred Stock or to take certain other actions. If any such amendments to our charter would be material and adverse to holders of our Series A Preferred Stock and any other series of parity preferred stock upon which similar voting rights have been conferred and are exercisable, a vote of at least two-thirds
of the outstanding shares of our Series A Preferred Stock and the shares of the other applicable series materially and adversely affected, voting together as a class, would be required. Please see the section titled “Series A Preferred Stock—Voting Rights.”

Use of Proceeds:	We intend to use the net proceeds from this offering, after deducting the underwriter’s commissions and our offering expenses, for general corporate purposes, which may include, among other things, repayment of indebtedness, future acquisitions, the financing of capital expenditures and additions to our working capital, such as purchases of inventory. Please see the section titled “Use of Proceeds.”

Risk Factors:	Please read the section titled “Risk Factors” for a discussion of some of the factors that you should carefully consider before deciding to invest in our Series A Preferred Stock.

Exchange listing:	Our preferred stock trades under the symbol “MINDP” on the NASDAQ Stock Market.

Transfer Agent:	The transfer agent and registrar for our common stock and our Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

Material U.S. Federal Income Tax Considerations:	For a discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, please see the section titled “Material U.S. Federal Income Tax Consequences.” You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book Entry and Form:	The Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

Summary Historical Consolidated Financial Data
The following table presents summary historical consolidated financial data of the Company as of the dates and for the periods indicated. The summary historical consolidated financial data as of and for the years ended January 31, 2021 and 2020 are derived from the audited financial statements appearing elsewhere in this prospectus. The summary historical consolidated interim financial data as of and for the six months ended July 31, 2021 and 2020 is derived from the unaudited interim consolidated financial statements appearing elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that are considered necessary for a fair presentation of the financial position, results of operations and cash flows for such periods. Our historical results are not necessarily indicative of the results to be expected in the future.
The summary historical consolidated financial data presented below should be read in conjunction with, and is qualified in its entirety by reference to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form
10-K
for the year ended January 31, 2021 and our Quarterly Reports on Form
10-Q
for the fiscal quarters ended April 30, 2021, July 31, 2021 and July 30, 2020, which are incorporated by reference in this prospectus in their entirety, the “Risk Factors,” and “Capitalization” sections of this prospectus and our consolidated financial statements and the related notes and other financial data included elsewhere in this prospectus.

MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Year Ended January 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Revenues:
Sale of marine technology products	$21,215	$29,919	$11,001	$8,273

Total revenues	21,215	29,919	11,001	8,273

Cost of sales:
Sale of marine technology products	13,906	16,965	8,234	5,772

Total cost of sales	13,906	16,965	8,234	5,772

Gross profit	7,309	12,954	2,767	2,501

Operating expenses:
Selling, general and administrative	12,648	14,140	7,195	5,942
Research and development	3,003	1,850	1,741	1,165
Provision for doubtful accounts	659	—	—	—
Impairment of intangible assets	2,531	760	—	2,531
Depreciation and amortization	2,796	2,494	1,223	1,430

Total operating expenses	21,637	19,244	10,159	11,068

Operating loss	(14,328)	(6,290)	(7,392)	(8,567)
Other income:
Other, net	862	100	1,004	56

Total other income	862	100	1,004	56

Loss from continuing operations before income taxes	(13,466)	(6,190)	(6,388)	(8,511)
(Provision) benefit for income taxes	(536)	(353)	(52)	188

Loss from continuing operations	(14,002)	(6,543)	(6,440)	(8,323)
Loss from discontinued operations, net of income taxes	(6,304)	(4,744)	(204)	(4,923)

Net loss	$(20,306)	$(11,287)	$(6,644)	$(13,246)
Preferred stock dividends	(2,254)	(2,050)	(1,266)	(1,118)

Net loss attributable to common shareholders	$(22,560)	$(13,337)	$(7,910)	$(14,364)

Net loss per common share:—Basic
Continuing operations	$(1.30)	$(0.71)	$(0.56)	$(0.78)
Discontinued operations	$(0.50)	$(0.39)	$(0.01)	$(0.40)

Net loss	$(1.80)	$(1.10)	$(0.57)	$(1.18)

Net loss per common share:—Diluted
Continuing operations	$(1.30)	$(0.71)	$(0.56)	$(0.78)
Discontinued operations	$(0.50)	$(0.39)	$(0.01)	$(0.40)

Net loss	$(1.80)	$(1.10)	$(0.57)	$(1.18)

Shares used in computing net loss per common share:
Basic	12,519	12,143	13,767	12,177

Diluted	12,519	12,143	13,767	12,177

	July 31,		January 31,
	2021	2020	2021	2020

		(in thousands)
Balance Sheet Data (at period end):
Total assets	$36,049	$43,492	$39,763	$58,228
Total current liabilities	$8,731	$9,804	$9,347	$10,576
Total shareholders’ equity	$27,318	$33,688	$30,416	$47,652

	Year Ended January 31,		Six Months Ended July 31,
	2021	2020	2021	2020

		(in thousands)
Cash Flow Statement Data:
Net cash used in operating activities	$(6,360)	$(5,817)	$(7,191)	$(2,566)
Net cash provided by (used in) investing activities	$3,207	$(2,088)	$1,231	$1,598
Net cash provided by financing activities	$4,514	$1,749	$3,383	$489

RISK FACTORS
An investment in the Series A Preferred Stock involves significant risks, including the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form
10-K
for the year ended January 31, 2021, which are incorporated by reference in this prospectus in their entirety. Before purchasing shares of Series A Preferred Stock, you should carefully consider each of the following risk factors and the risk factors incorporated by reference as well as the other information contained in this prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of the risks described below and the risks incorporated by reference, either alone or taken together, could materially and adversely affect our business, financial condition, results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. The risk factors described below and the risk factors incorporated by reference are not the only risks we face. Our business, financial condition and results of operations may also be affected by additional factors that are not currently known to us, that we currently consider immaterial or that are not specific to us, such as general economic conditions. You should refer to the explanation of the qualifications and limitations on forward-looking statements included under “Cautionary Statements About Forward-Looking Statements” of this prospectus. All forward-looking statements made by us are qualified by the risk factors described below.
Risks Related to this Offering and Ownership of Shares of Our Series A Preferred Stock
The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.
In the event of our bankruptcy, liquidation, dissolution or
winding-up
of our affairs, our assets will be available to pay obligations on our Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. We currently have no bank-funded debt, but, in order to raise additional capital, in the future, we may issue debt securities or equity securities with a liquidation preference senior to that of our Series A Preferred Stock. The rights of holders of our Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to our Series A Preferred Stock. Also, our Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on our Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of our Series A Preferred Stock then outstanding. We have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to our Series A Preferred Stock. At July 31, 2021, our total liabilities equaled approximately $8.7 million.
Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on our Series A Preferred Stock. Also, future offerings of debt or senior equity securities may adversely affect the market price of our Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Series A Preferred Stock and may result in dilution to owners of our Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of our Series A Preferred Stock will bear the risk of our future offerings, which may reduce the market price of our Series A Preferred Stock and will dilute the value of their holdings in us.
The Series A Preferred Stock is thinly traded and has no stated maturity date.
The shares of Series A Preferred Stock were listed for trading on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MINDP” on June 14, 2016 and are thinly traded on the NASDAQ. Because the

Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Because our Series A Preferred Stock is thinly traded, the purchase or sale of relatively small Series A Preferred Stock positions may result in disproportionately large increases or decreases in the price of our Series A Preferred Stock. An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited.
We may issue additional shares of Series A Preferred Stock and additional series of preferred stock that rank on parity with our Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.
We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank equally to or above our Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation and the certificate of designations relating to our Series A Preferred Stock without any vote of the holders of our Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to our Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on our Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes or series of stock with equal priority with respect to dividends.
Also, although holders of Series A Preferred Stock are entitled to limited voting rights, with respect to the circumstances under which the holders of Series A Preferred Stock are entitled to vote, our Series A Preferred Stock will vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.
Future issuances and sales of senior or
 pari passu
 preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.
We may not be able to pay dividends on our Series A Preferred Stock.
Our ability to pay cash dividends on our Series A Preferred Stock following issuance will depend on the amount of funds legally available therefor. Further, even if funds are legally available for the payment of dividends, we may not have sufficient cash to pay dividends on our Series A Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus, or documents incorporated by reference in this prospectus were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including our Series A Preferred Stock, to pay our indebtedness or to fund our other liquidity needs.
We could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series A Preferred Stock. Future debt, contractual covenants or arrangements that we or our subsidiaries may enter into may also restrict or prevent future dividend payments.
The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors affecting us as a whole. Accordingly, there is no guarantee that we will be able to pay any dividends on our Series A Preferred Stock.
U.S. holders of our Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”
Distributions paid to corporate U.S. holders of our Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate
U.S. holders of our Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” only if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not believe we have accumulated earnings and profits. Additionally, we do not expect to have any current earnings and profits in our fiscal year ending January 31, 2022 and we may not have sufficient current earnings and profits during future fiscal years for distributions on our Series A Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes. To the extent any distributions on our Series A Preferred Stock fail to qualify as dividends, corporate U.S. holders would be unable to use the dividends-received deduction and non-corporate
U.S. holders may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on our Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of our Series A Preferred Stock might decline.
Our Series A Preferred Stock has not been rated.
We have not sought to obtain a rating for our Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series A Preferred Stock. Also, we may elect in the future to obtain a rating for our Series A Preferred Stock, which could adversely affect the market price of our Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock.
We may redeem our Series A Preferred Stock.
We may, at our option, redeem our Series A Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control (as described in “Description of Capital Stock—Series A Preferred Stock—Special Optional Redemption”), we may, at our option, redeem our Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem our Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on our Series A Preferred Stock. If we redeem our Series A Preferred Stock, then from and after the redemption date, your dividends will cease to accrue on your shares of Series A Preferred Stock, your shares of Series A Preferred Stock will no longer be deemed outstanding and all your rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
The market price of our Series A Preferred Stock could be substantially affected by various factors.
The market price of our Series A Preferred Stock depends on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of our Series A Preferred Stock;

•	trading prices of similar securities;

•	our history of timely dividend payments;

•	the annual yield from dividends on our Series A Preferred Stock compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors.
As a result of these and other factors, investors who purchase our Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of our Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.
As a holder of Series A Preferred Stock, you will have extremely limited voting rights.
Other than the limited circumstances described in this prospectus and except to the extent required by law, holders of Series A Preferred Stock do not have any voting rights. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in the section entitled “Description of Capital Stock—Series A Preferred Stock—Voting Rights,” in the event that six or more quarterly dividends (whether or not consecutive) payable on our Series A Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation or certificate of designations relating to our Series A Preferred Stock that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to our Series A Preferred Stock.
If our common stock is delisted, your ability to transfer or sell your shares of our Series A Preferred Stock may be limited and the market value of our Series A Preferred Stock will likely be materially adversely affected.
The Series A Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the NASDAQ. Because our Series A Preferred Stock has no stated maturity date, you may be forced to hold your shares of Series A Preferred Stock and receive stated dividends on our Series A Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. Also, if our common stock is delisted from the NASDAQ, it is likely that our Series A Preferred Stock will be delisted from the NASDAQ as well. Accordingly, if our common stock is delisted from the NASDAQ, your ability to transfer or sell your shares of Series A Preferred Stock may be limited and the market value of our Series A Preferred Stock will likely be materially and adversely affected.
We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.
We plan to use all of the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.
You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in this prospectus may not adequately compensate you. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.
Upon the occurrence of a Change of Control, each holder of our Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described under “Description of Capital Stock—Series A Preferred Stock—Optional Redemption”, in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of such holder’s Series A Preferred Stock into our shares of common stock (or under specified circumstances, certain alternative consideration).
We have a special optional redemption right to redeem our Series A Preferred Stock in the event of a Change of Control, and holders of our Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Please see the sections entitled “Description of Capital Stock—Series A Preferred Stock—Redemption Special Optional Redemption” and “Description of Capital Stock—Series A Preferred Stock—Conversion Rights.”
If we do not elect to redeem our Series A Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided for in this prospectus, the maximum number of shares of our common stock (or, if applicable, the Alternative Conversion Consideration (as defined herein)) the holders of Series A Preferred Stock can receive will be limited to the Share Cap multiplied by the number of shares of Series A Preferred Stock converted. If the common stock price is less than $1.00 (which is approximately 49% of the per-share
closing sale price of our common stock reported on the NASDAQ on July 31, 2021), subject to adjustment in certain circumstances, the holders of our Series A Preferred Stock will receive a maximum of 25.00 shares of our common stock per share of Series A Preferred Stock, which may result in a holder receiving shares of common stock (or Alternative Conversion Consideration, as applicable) with a value that is less than the liquidation preference of our Series A Preferred Stock plus any accrued and unpaid dividends.
The Change of Control conversion feature of our Series A Preferred Stock may also have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that stockholders may otherwise believe is in their best interests.
Investors should not expect us to redeem our Series A Preferred Stock.
The Series A Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors under any circumstances. By its terms, our Series A Preferred Stock may be redeemed by us at our option either in whole or in part. Any decision we may make at any time regarding whether to redeem our Series A Preferred Stock will depend upon a wide variety of factors, including our evaluation of our capital position, our capital requirements and general market conditions at that time. You should not assume that we will redeem our Series A Preferred Stock at any particular time, or at all.

Provisions in our certificate of incorporation and Delaware law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.
Provisions of our certificate of incorporation and the Delaware General Corporation Law (the “DGCL”) may tend to delay, defer or prevent a potential unsolicited offer or takeover attempt that is not approved by our board of directors but that our stockholders might consider to be in their best interest, including an attempt that might result in stockholders receiving a premium over the market price for their shares. Because our board of directors is authorized to issue preferred stock with preferences and rights as it determines, it may afford the holders of any series of preferred stock preferences, rights or voting powers superior to those of the holders of common stock.
In addition, we are governed by Section 203 of the DGCL which, subject to some specified exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring, or preventing a change in control that our stockholders might consider to be in their best interests.
Risk Related to the Operation of Our Business
We face significant inventory risk.
We are exposed to inventory risks that may adversely affect our operating results as a result of changes in product cycles and pricing, defective products, changes in customer demand and spending patterns, and other factors. We endeavor to accurately predict these trends and avoid over-stocking or under-stocking components in order to avoid shortages, excesses or obsolete inventory. Demand for components, however, can change significantly between the time inventory or components are ordered/assembled and the dates of customer orders. In addition, when we begin marketing a new product, it may be difficult to determine appropriate component selection and accurately forecast demand. The acquisition of certain types of inventory or components may require significant lead-time and they may not be returnable. We carry a broad selection and significant inventory levels of certain components, and we may be unable to sell them in sufficient quantities. Any one of the inventory risk factors set forth above may adversely affect our operating results.
Recent component shortages or long lead times from key suppliers may result in our decision to order components sooner than we otherwise would, which requires additional working capital and increases our risks of excess inventory and inventory obsolescence.

USE OF PROCEEDS
We intend to use the net proceeds from this offering, after deducting the underwriter’s commissions and our offering expenses, for general corporate purposes, which may include, among other things, repayment of indebtedness, future acquisitions, the financing of capital expenditures and additions to our working capital, such as purchases of inventory.

MARKET PRICE OF OUR PREFERRED STOCK
Our preferred stock trades under the symbol “MINDP” on the NASDAQ.
The closing sale price of our preferred stock on October 22, 2021 was $24.68 per share. As of October 15, 2021, we had two holders of record of our preferred stock, based on information provided by our transfer agent.

DIVIDEND POLICY
Holders of our Series A Preferred Stock will be entitled to 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per annum per share), accruing from the date of initial issuance. Dividends will be payable to holders of our Series A Preferred Stock quarterly on or about the last day of January, April, July and October of each year. The record date for dividend payment will be the 15th day of January, April, July and October of each year.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2021:

•	on a historical basis; and

•	as adjusted to reflect this offering and the application of net proceeds from this offering as described under “Use of Proceeds.”
This table is derived from, and should be read together with and is qualified in its entirety by reference to the historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of July 31, 2021
	Historical	As Adjusted
	(in thousands)
Cash and cash equivalents:	$2,056	$

Long-term debt:	$—	$

Shareholders’ equity:
Preferred stock ($1.00 par value; 2,000 shares authorized; 1,223 shares issued and outstanding at July 31, 2021; shares issued and outstanding, as adjusted,	27,606
Common stock ($0.01 par value; 40,000 shares authorized; 15,704 shares issued and outstanding at July 31, 2021)	157
Additional paid-in capital	128,519
Treasury shares at cost (1,931 shares at July 31, 2021)	(16,862)
Accumulated deficit	(107,780)
Accumulated other comprehensive loss	(4,322)

Total shareholders’ equity	$27,318	$

Total Capitalization	$27,318	$

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Peter H. Blum is the
Non-Executive
Chairman of our board of directors and is also the
Co-Chief
Executive Officer and
Co-President
of the underwriter. As described in more detail in “Underwriting,” the underwriter expects to receive underwriting discounts and commissions totaling $                in connection with this offering. Mr. Blum will receive no portion of these commissions and discounts or structuring fee.
On October 7, 2016, the Company entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. (the “Agent”). On December 18, 2019, the Company and Agent entered into an Amended and Restated equity distribution agreement (the “1st Equity Distribution Agreement”). Pursuant to the 1st Equity Distribution Agreement, the Company may sell up to 500,000 shares of our Series A Preferred Stock, through the Agent through an at-the-market
program (the “1st ATM Offering Program”). Under the 1st Equity Distribution Agreement, the Agent was entitled to compensation of up to 2.0% of the gross proceeds from the sale of our Series A Preferred Stock under the 1st ATM Offering Program. The 1st ATM Offering Program was concluded in the fourth quarter of fiscal 2020. Mr. Blum received no portion of the compensation paid to the Agent related to the 1st Equity Distribution Agreement.
In September 2020 we entered into a new equity distribution agreement (the “2nd Equity Distribution Agreement”) with the Agent with economic terms essentially identical to the 1st Equity Distribution Agreement. Pursuant to the 2nd Equity Distribution Agreement, the Company may sell up to 500,000 shares of our Series A Preferred Stock and 5,000,000 shares of $0.01 par value common stock (the “2nd ATM Offering Program”).
During fiscal 2021, the Company issued 44,186 shares of our Series A Preferred Stock under the 2nd ATM Offering Program. Gross proceeds from these sales were approximately $1.0 million for fiscal 2021, and the Agent received compensation of approximately $20,408. Mr. Blum received no portion of the compensation paid to the agent.
During fiscal 2021, the Company issued 1,584,556 shares of common stock under the 2nd ATM Offering Program. Gross proceeds from these sales were approximately $4.0 million, and the Agent received compensation of approximately $79,307 resulting in net proceeds to the Company, after deducting underwriting discounts and offering costs, of approximately $3.6 million for fiscal 2021. Mr. Blum received no portion of the compensation paid to the Agent.

DESCRIPTION OF COMMON STOCK
The description of certain terms of the common stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our certificate of incorporation, our Amended and Restated Bylaws (our “bylaws)” and the DGCL.
General
We are authorized under our certificate of incorporation to issue up to 40,000,000 shares of common stock, par value $0.01 per share (“common stock”). As of July 31, 2021, we had 15,704,000 shares of the common stock issued and outstanding.
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the common stock is American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our common stock is currently traded on the NASDAQ under the trading symbol “MIND.”
Dividends
We have not paid any cash dividends on our common stock since our inception, and our board of directors does not contemplate the payment of cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our certificate of incorporation or our bylaws, a different vote is required. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors is determined by a plurality of the votes cast.
In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of our preferred stock, amendments to our certificate of incorporation must be approved by the board of directors and thereafter by holders of a majority in voting power of our stock entitled to vote thereon, and a majority in voting power of each class entitled to a separate class vote. A separate class vote is provided for amendments to the certificate of incorporation changing the number of authorized shares of a class of stock (unless the certificate of incorporation provides otherwise), changing the par value of a class of stock, or adversely affecting the rights, powers and preferences of the class of stock.
Our bylaws may be amended by (i) stockholder action with the affirmative vote of the holders of at least a majority of the voting power of all the shares entitled to vote thereon or (ii) by the majority of the board of directors.

DESCRIPTION OF SERIES A PREFERRED STOCK
The description of certain terms of the Series A Preferred Stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our certificate of incorporation, our Certificate of Designations, Preferences and Rights of Series A Cumulative Preferred Stock (our “certificate of designations”), our bylaws and the DGCL. Copies of our certificate of incorporation, the certificate of designations and our bylaws are available from us upon request.
General
We are authorized under our certificate of incorporation to issue up to 2,000,000 shares of preferred stock, par value $1.00 per share, in one or more classes or series and, subject to the limitations prescribed by our certificate of incorporation and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders. As of July 31, 2021, we had 1,223,000 shares of the Series A Preferred Stock issued and outstanding. Assuming all of the shares of Series A Preferred Stock offered hereunder are issued, including the exercise of the underwriters’ option to purchase additional shares, we will have available for issuance                authorized but unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares.
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock is American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our Series A Preferred Stock is currently traded on the NASDAQ under the trading symbol “MINDP.”
No Maturity, Sinking Fund or Mandatory Redemption
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they are converted into our common stock in connection with a Change of Control as described below. We are not required to set aside funds to redeem the Series A Preferred Stock.
Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)
on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)
junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

(4)
effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.

Dividends
Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available to us for the payment of dividends, cumulative cash dividends at the rate of 9.00% per annum of the $25.00 per share liquidation preference (equivalent to $2.25 per annum per share). Dividends on the Series A Preferred Stock shall be payable quarterly on or about the last day of January, April, July and October of each year; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a
360-day
year consisting of twelve
30-day
months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the 15th day of January, April, July and October of each year, whether or not a business day, in which the applicable dividend payment date falls. As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.
No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Series A Preferred Stock” for information as to these and other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common stock and preferred stock, including the Series A Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.
Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our common stock or other capital stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock that we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights. The liquidation preference will be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption or conversion to the extent described below).

Redemption
Optional Redemption.
We may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.
Special Optional Redemption.
Upon the occurrence of a Change of Control (as defined below), we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American (“NYSE American”) or the NASDAQ Stock Market LLC (“NASDAQ Stock Market”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ Stock Market.

Redemption Procedures
. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed or given to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•	the redemption date;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”;

•
if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•
if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the shares of Series A Preferred Stock are to be redeemed, the notice shall also specify the number of shares of Series A Preferred Stock to be redeemed.
Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.
In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.
Unless full cumulative dividends for all partial dividend periods on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control

Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

•	25.00, which we refer to as the “Share Cap,” subject to certain adjustments as described below, subject, in each case, to provisions for the receipt of alternative consideration.
Notwithstanding anything in the certificate of designations to the contrary, and except as otherwise required by law, the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
In the case of a Change of Control where our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration.”
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series A Preferred Stock under the redemption provisions described above, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•
that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;

•
the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on any of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary (as defined below) to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series A Preferred Stock to be converted; and

•	that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter
market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series A Preferred Stock are held in book-entry form through the DTC, or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock or other property.
The Change of Control Conversion Right may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors—You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in this prospectus may not adequately compensate you. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into, or exchangeable for, any other securities or property.
Voting Rights
Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.
On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote. In instances described below where holders of Series A Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.
Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the holders of Series A Preferred Stock are entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock that we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled under these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) under these voting rights exceed two.

If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock may designate a holder to call the meeting at our expense.
If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds
of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; and provided, moreover, that if an Event set forth in (b) above affects materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock but not all of the series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable, the vote or consent that is required will be the vote or consent of the holders of at least two-thirds
of the outstanding shares of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of designation or as may be required by applicable law, the Series A Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form
10-K
and Quarterly Reports on Form
10-Q
that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holders of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form
10-K
or Form
10-Q,
as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a
“non-accelerated
filer” within the meaning of the Exchange Act.
No Preemptive Rights
No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.
Change of Control
Provisions in our certificate of incorporation and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the board of directors. See “Risk Factors—Provisions in our certificate of incorporation and Delaware law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.”
Book-Entry Procedures
DTC acts as securities depository for our outstanding common stock and will also act as securities depository for the Series A Preferred Stock offered hereunder. With respect to the Series A Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriter, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s
Same-Day
Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax considerations relevant to “U.S. Holders” and
“non-U.S.
Holders” (each as defined below) with respect to the acquisition, ownership, disposition and conversion of our Series A Preferred Stock and any common stock received in respect of our Series A Preferred Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and judicial and administrative authority, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure holders that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning, disposing of, or converting our Series A Preferred Stock, or the common stock received upon conversion.
This discussion is limited to holders that will hold our Series A Preferred Stock and common stock received in respect thereof as “capital assets” (generally, property held for investment). This summary does not address any U.S. federal alternative minimum, estate or gift tax considerations, the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, including, but not limited to:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	persons deemed to sell our Series A Preferred Stock or common stock under the constructive sale provisions;

•	persons that hold our Series A Preferred Stock or common stock through the exercise of employee options or otherwise as compensation or through a tax-qualified retirement plan;

•	former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•
persons that hold our Series A Preferred Stock or common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” holds our Series A Preferred Stock or common stock received in respect thereof, the U.S. federal income tax treatment of a member of the entity generally will depend upon the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this discussion. Any entity that is classified for United States federal income tax purposes as a partnership or as a “disregarded entity” and that is considering acquiring our Series A Preferred Stock, and any members of such an entity, should consult their own tax advisors.
THIS DISCUSSION OF MATERIAL US FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE SERIES A PREFERRED STOCK. EACH POTENTIAL INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISER AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR SERIES A PREFERRED STOCK AND COMMON STOCK RECEIVED IN RESPECT THEREOF.
U.S. Holders
A “U.S. Holder” is a beneficial owner of our Series A Preferred Stock or common stock that, for U.S. federal income tax purposes, is or is treated as:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions on Our Series A Preferred Stock and Common Stock
Cash distributions with respect to our Series A Preferred Stock and common stock generally will be characterized as dividend income when paid, to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free
return of capital to the extent of the U.S. Holder’s adjusted tax basis in such Series A Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar,
and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. Holder has held such Series A Preferred Stock or common stock, as the case may be, for more than one year as of the time of the distribution. We do not believe we have accumulated earnings and profits. Additionally, we do not expect to have any current earnings and profits in fiscal 2022 and we may not have sufficient earnings and profits during future tax years for distributions on our Series A Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes. To the extent a distribution (or a portion thereof) on our Series A Preferred Stock or common stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends-received deduction described below.
Dividends received by individual holders of our Series A Preferred Stock or our common stock that meet certain holding period and other applicable requirements generally will be subject to a reduced rate of U.S. federal income tax if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as “investment income,” which may be offset against investment interest expense.
Subject to customary conditions and limitations, distributions treated as dividends for U.S. federal income tax purposes generally will be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations. As described above, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends-received deduction.
Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in our Series A Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. U.S. Holders that are U.S. corporations that receive an “extraordinary dividend” in respect of our Series A Preferred Stock or common stock would in certain circumstances be required to reduce their basis in our Series A Preferred Stock or common stock (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed
portion of such dividend exceeds the corporate U.S. Holder’s stock basis, such U.S. Holder must treat such excess as gain from the sale or exchange of our Series A Preferred Stock or common stock for the taxable year in which such dividend is received.
Non-corporate
U.S. Holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of Series A Preferred Stock as long-term capital losses to the extent of dividends received by them that qualify for the reduced rate of tax.
Sale, Exchange, Redemption or Other Taxable Disposition
A U.S. Holder generally will recognize capital gain or loss on a sale, exchange, redemption (except as discussed below) or other taxable disposition of our Series A Preferred Stock or our common stock equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable to U.S. Holders of record that have not previously included such dividends in income, as described above in “—Distributions on Series A Preferred Stock and Common Stock”) and the U.S. Holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate
U.S. Holders generally are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors to determine the deductibility of any capital losses.
A payment made in redemption of our Series A Preferred Stock may be treated for U.S. federal income tax purposes as a distribution, rather than as payment pursuant to a sale or exchange of our Series A Preferred Stock, unless the redemption: (1) is “not essentially equivalent to a dividend” with respect to a U.S. Holder under Section 302(b)(1) of the Code; (2) is a “substantially disproportionate” redemption with respect to a U.S. Holder under Section 302(b)(2) of the Code; (3) results in a “complete redemption” of a U.S. Holder’s stock interest in the Company under Section 302(b)(3) of the Code; or (4) is a redemption of stock held by a non-corporate
U.S. Holder which results in a “partial liquidation” of the Company under Section 302(b)(4) of the Code. In determining whether any of the tests described above has been met, a U.S. Holder must take into account not only shares of our Series A Preferred Stock and our common stock that the U.S. Holder actually owns, but also shares that the U.S. Holder constructively owns within the meaning of Section 318 of the Code.
Each U.S. Holder of our Series A Preferred Stock is urged to consult its own tax advisors to determine whether a payment made in redemption of our Series A Preferred Stock will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for such Series A Preferred Stock. If the redemption payment is treated as a distribution, the rules discussed above in “—Distributions on Series A Preferred Stock and Common Stock” will apply, and U.S. Holders are urged to consult their tax advisors regarding the consequences of the redemption, including consequences if we have no current and accumulated earnings and profits and effects on the adjusted tax basis in the U.S. Holder’s remaining Series A Preferred Stock. If the redemption is treated as occurring pursuant to a sale or exchange of our Series A Preferred Stock, the rules discussed in the first paragraph of this section, “—Sale, Exchange, Redemption or Other Taxable Disposition,” will apply.
Conversion of Series A Preferred Stock upon a Change of Control
To the extent we have not exercised our election to redeem our Series A Preferred Stock, upon the occurrence of a Change of Control, a U.S. Holder of our Series A Preferred Stock will have the right to convert our Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock. Please see “Description of Capital Stock—Series A Preferred Stock—Conversion Rights.”
A U.S. Holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series A Preferred Stock into shares of our common stock, except to the extent of any cash or common stock received attributable to dividends in arrears, which will be treated as described above in “—Distributions on Series A Preferred Stock and Common Stock.” The adjusted tax basis of common stock received on conversion (other than shares of common stock attributable to dividends in arrears), generally will equal the adjusted tax basis of our Series A Preferred Stock converted, and the holding period of such common stock received on conversion generally will include the period during which the U.S. Holder held its converted Series A Preferred Stock prior to conversion. A U.S. Holder’s adjusted tax basis in any shares of common stock received attributable to dividends in arrears will equal the fair market value of such common stock on the conversion date, and a U.S. Holder’s holding period for such shares shall begin on the day after receipt thereof.
In the event of a U.S. Holder’s conversion of Series A Preferred Stock into Alternative Conversion Consideration in connection with a Change of Control, the tax consequences of such conversion will depend, in part, upon the facts underlying the transaction in which the Change of Control occurs. A U.S. Holder should consult the holder’s tax advisor regarding the tax consequences to the U.S. Holder of such a Change of Control transaction.
Information Reporting and Backup Withholding
Information returns generally will be filed with the IRS pertaining to distributions we make with respect to our Series A Preferred Stock or our common stock and the proceeds received from the sale of our Series A Preferred Stock or our common stock. Certain U.S. Holders may be subject to backup withholding on the payment of dividends with respect to our Series A Preferred Stock or our common stock and to certain payments of proceeds on the sale, exchange, redemption or other taxable disposition of our Series A Preferred Stock or our common stock unless such U.S. Holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and failure to include reportable payments in income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Under sections 1471 through 1474 of the Code and the Treasury regulations thereunder, U.S. Holders that hold their Series A Preferred Stock or our common stock through foreign accounts or intermediaries will be subject to United States withholding tax at a rate of 30 percent on dividends paid, if certain disclosure requirements related to United States accounts of a foreign financial institution or intermediary are not satisfied. While such withholding would have applied also to payments of gross proceeds from the sale or other disposition on or after January 1, 2019 of our Series A Preferred Stock or our common stock, proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury Regulations are issued.
Non-U.S.
Holders
The discussion in this section is addressed to holders of our Series A Preferred Stock and common stock received in respect thereof that are
non-U.S.
Holders. You are a
non-U.S.
Holder if you are a beneficial owner of

Series A Preferred Stock or common stock that is an individual, corporation, estate or trust that is not a U.S. Holder.
Distributions on Series A Preferred Stock and Common Stock
In general, distributions with respect to our Series A Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free
return of capital to the extent of the
non-U.S.
Holder’s adjusted tax basis in such Series A Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar,
and thereafter as gain from the sale or exchange of our Series A Preferred Stock or common stock, the tax treatment of which is discussed below in “—Sale, Exchange, Redemption or Other Taxable Disposition.” To receive the benefit of a reduced treaty rate, a
non-U.S.
Holder must provide the applicable withholding agent with an IRS Form
W-8BEN
or IRS Form
W-8BEN-E
(or other applicable or successor form) certifying qualification for the reduced rate. Distributions treated as dividends that are effectively connected with the conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates.
Non-U.S.
Holders will be required to comply with certain certification requirements (generally by providing an IRS Form
W-8ECI)
in order for effectively connected income to be exempt from withholding tax. A
non-U.S.
Holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) of its “effectively connected earnings and profits,” subject to certain adjustments.
Sale, Exchange, Redemption or Other Taxable Disposition
Subject to the discussions below regarding redemptions treated as dividends and backup withholding, any gain realized by a
non-U.S.
Holder upon a sale, exchange or other taxable disposition of our Series A Preferred Stock or our common stock generally will not be subject to U.S. federal income or withholding tax unless:

•
the gain is effectively connected with the
non-U.S.
Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
A
non-U.S.
Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other taxable disposition in the same manner as a U.S. Holder, unless an applicable income tax treaty provides otherwise. If such
non-U.S.
Holder is a foreign corporation, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain. A
non-U.S.
Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses.
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not (and do not expect to become) a USRPHC for U.S. federal income tax purposes. However, even if we are or were to become a USRPHC, gain on the sale of stock of a USRPHC that is “regularly traded on an established securities market” (within the meaning of the applicable Treasury regulations) will be subject to U.S. federal income tax only in the case of a
non-U.S.
Holder that owns (actually or by applying constructive ownership rules) more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly
traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly
traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the
non-U.S.
Holder, the
non-regularly
traded stock acquired by such
non-U.S.
Holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date. If we were to become a USRPHC and our Series A Preferred Stock or our common stock (as applicable) were not considered to be regularly traded on an established securities market, a
non-U.S.
Holder (regardless of the percentage of our Series A Preferred Stock or common stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Series A Preferred Stock or our common stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.
We believe that our Series A Preferred Stock and our common stock currently are considered to be regularly traded on an established securities market.
Non-U.S.
Holders that may own (or be treated as owning) more than 5% of our Series A Preferred Stock or common stock are encouraged to consult their tax advisors.
A payment made in redemption of our Series A Preferred Stock may be treated as a dividend (which may be treated as described above in “—Distributions on Series A Preferred Stock and Common Stock”), rather than as payment in exchange for our Series A Preferred Stock, in the same circumstances discussed above in “—U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition.” Each
non-U.S.
Holder is urged to consult its own tax advisor to determine whether a payment made in redemption of our Series A Preferred Stock will be treated as a dividend or as payment in exchange for our Series A Preferred Stock.
Conversion of Series A Preferred Stock upon a Change of Control
As described above in “U.S. Holders—Conversion of Series A Preferred Stock upon a Change of Control,” to the extent we have not exercised our election to redeem our Series A Preferred Stock, upon the occurrence of a Change of Control, a
non-U.S.
Holder of our Series A Preferred Stock will have the right to convert our Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock. Please see “Description of Capital Stock -Series A Preferred Stock—Conversion Rights.”
A
non-U.S.
Holder generally will not recognize any gain or loss by reason of receiving common stock upon conversion of our Series A Preferred Stock, except to the extent of common stock received attributable to dividends in arrears, which will be treated as described above in “—Distributions on Series A Preferred Stock and Common Stock.”
Backup Withholding and Information Reporting
Distributions paid to
non-U.S.
Holders on shares of our Series A Preferred Stock and our common stock and the amount of tax withheld on such distributions must be reported annually to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the
non-U.S.
Holder resides under the provisions of an applicable income tax treaty.
A
non-U.S.
Holder will not be subject to backup withholding on dividends the holder receives on shares of our Series A Preferred Stock and our common stock if the holder provides the applicable withholding agent with proper certification (usually on an IRS Form
W-8BEN
or IRS Form
W-8BEN-E)
of the holder’s status as a
non-U.S.
person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Preferred Stock or our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if a
non-U.S.
Holder sells shares of our Series A Preferred Stock or our common stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the
non-U.S.
Holder to the IRS and also backup withhold on that amount unless the
non-U.S.
Holder provides appropriate certification to the broker (usually on an IRS Form
W-8BEN
or IRS Form
W-8BEN-E)
of the holder’s status as a
non-U.S.
person or other exempt status.
Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a
non-U.S.
Holder’s U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on withholdable payments, including any dividends paid on our Series A Preferred Stock or our common stock if paid to a “foreign financial institution” or a
“non-financial
foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial
foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are
non-U.S.
entities with U.S. owners), (ii) in the case of a
non-financial
foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form
W-8BEN-E)
identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial
foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form
W-8BEN-E).
While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our Series A Preferred Stock or our common stock on or after January 1, 2019, proposed Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final Treasury regulations are issued.
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
The rules under FATCA are complex. Holders are encouraged to consult with their own tax advisor regarding the implications of FATCA on an investment in our Series A Preferred Stock and any common stock received in respect thereof.
INVESTORS CONSIDERING THE ACQUISITION OF OUR SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR
NON-U.S.
TAX LAWS AND TAX TREATIES.

UNDERWRITING
We are offering the Series A Preferred Stock described in this prospectus through Ladenburg Thalmann & Co. Inc. as the sole underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, at the public offering price less the underwriting discount set forth below under “—Underwriting Discount,” the Series A Preferred Stock. We have been advised by the underwriter that it proposes to offer the Series A Preferred Stock directly to the public at the public offering price set forth below under “—Underwriting Discount.” Any shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $            per share.
The underwriting agreement provides that the underwriter’s obligation to purchase the Series A Preferred Stock is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the shares offered by this prospectus other than those covered by the over-allotment option, if any of these shares are purchased.
No action has been taken by us or the underwriter that would permit a public offering of the Series A Preferred Stock included in this offering in any jurisdiction where action for that purpose is required. None of the Series A Preferred Stock included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of the Series A Preferred Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy shares of Series A Preferred Stock in any jurisdiction where that would not be permitted or legal.
The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.
Underwriting Discount
The following table summarizes the underwriting discount we will pay to the underwriter.

	Per Share	Total without over- allotment	Total with over- allotment
Public offering price	$	$	$
Underwriting discount to be paid to the underwriter by us for the shares ( % of gross proceeds)
Proceeds, before expenses, to us (1)	$	$	$

(1)	We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $ .
The underwriter does not have any right of first refusal or any similar rights with respect to the provision of services to us in the future. The underwriter has performed investment banking services for us in the past, for which it has received customary fees and expenses. In addition, the co-Chief
Executive Officer of the underwriter is the chairman of our board of directors. The underwriter and its affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business.
Over-Allotment Option
We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to shares at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares on the same terms as those on which the other shares are being offered hereby.
Transfer Agent and Registrar
The transfer agent and registrar for the Series A Preferred Stock will be American Stock Transfer & Trust Company, LLC.
Stabilization, Short Positions and Penalty Bids
To facilitate the offering, the underwriter may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Stock:

•
Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase from us in the offering, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option, in whole or in part, or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member or other broker-dealer participating in the offering when the securities originally sold by that syndicate member or other broker-dealer are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of the Series A Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Stock Market, in the over-the-counter
market or on any other trading market and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriter also may engage in passive market making transactions in the Series A Preferred Stock on the NASDAQ Stock Market in accordance with Regulation M during a period before the commencement of offers or sales of Series A Preferred Stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.
Indemnification
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make with respect to any of these liabilities.

LEGAL MATTERS
The validity of the shares of preferred stock offered by this prospectus will be passed upon for MIND Technology, Inc. by Holland & Knight LLP, Houston, Texas and Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York and Houston, Texas.
EXPERTS
The audited consolidated financial statements of MIND Technology, Inc. and its subsidiaries, as of January 31, 2021 and 2020 and for the years then ended included in this Registration Statement on Form S-1 have been audited by Moss Adams, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC (File
No. 001-35770)
pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).
Our filings are also available to the public through the SEC’s website at
 www.sec.gov
.
The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the SEC on April 16, 2021;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2021, filed with the SEC on June 3, 2021 and July 31, 2021, filed with the SEC on September 9, 2021;

•	Our Current Reports on Form 8-K filed with the SEC on July 16, 2021 and August 11, 2021.

•	Our proxy statement on Schedule 14A filed with the SEC on May 28, 2021.
These reports contain important information about us, our financial condition and our results of operations.
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form
8-K)
before the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to the following address:
MIND Technology, Inc.
2002 Timberloch Place, Suite 400
The Woodlands, Texas 77380
Attention: Corporate Secretary
(281)
353-4475
We also maintain a website at https://www.mind-technology.com. However, the information on our website is not part of this prospectus, other than documents that we file with the SEC that are incorporated by reference into this prospectus.

INDEX TO FINANCIAL STATEMENTS
Contents
Unaudited Financial Statements—MIND Technology, Inc.
Contents
Audited Financial Statements—MIND Technology, Inc.

MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,056	$4,611
Accounts receivable, net of allowance for doubtful accounts of $481 and $948 at July 31, 2021 and January 31, 2021, respectively	5,100	4,747
Inventories, net	11,928	11,453
Prepaid expenses and other current assets	1,190	1,659
Assets held for sale	3,312	4,321

Total current assets	23,586	26,791
Property and equipment, net	4,440	4,751
Operating lease right-of-use assets	1,568	1,471
Intangible assets, net	6,455	6,750

Total assets	$36,049	$39,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,148	$1,704
Deferred revenue	459	208
Accrued expenses and other current liabilities	2,651	2,912
Income taxes payable	1,002	1,041
Operating lease liabilities - current	567	1,008
Liabilities held for sale	705	963

Total current liabilities	7,532	7,836
Operating lease liabilities - non-current	1,001	463
Notes payable	—	850
Deferred tax liability	198	198

Total liabilities	8,731	9,347
Stockholders’ equity:
Preferred stock, $1.00 par value; 2,000 shares authorized; 1,223 and 1,038 shares issued and outstanding at July 31, 2021 and January 31, 2021, respectively	27,606	23,104
Common stock, $0.01 par value; 40,000 shares authorized; 15,704 and 15,681 shares issued at July 31, 2021 and January 31, 2021, respectively	157	157
Additional paid-in capital	128,519	128,241
Treasury stock, at cost (1,931 and 1,929 shares at July 31, 2021 and January 31, 2021, respectively)	(16,862)	(16,860)
Accumulated deficit	(107,780)	(99,870)
Accumulated other comprehensive loss	(4,322)	(4,356)

Total stockholders’ equity	27,318	30,416

Total liabilities and stockholders’ equity	$36,049	$39,763

The accompanying notes are an integral part of these condensed consolidated financial statements.

MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2021	2020	2021	2020
Revenues:
Sale of marine technology products	$6,807	$5,086	$11,001	$8,273

Total revenues	6,807	5,086	11,001	8,273

Cost of sales:
Sale of marine technology products	4,583	3,069	8,234	5,772

Total cost of sales	4,583	3,069	8,234	5,772

Gross profit	2,224	2,017	2,767	2,501
Operating expenses:
Selling, general and administrative	3,378	2,988	7,195	5,942
Research and development	888	755	1,741	1,165
Impairment of intangible assets	—	—	—	2,531
Depreciation and amortization	557	700	1,223	1,430

Total operating expenses	4,823	4,443	10,159	11,068

Operating loss	(2,599)	(2,426)	(7,392)	(8,567)
Other income:
Other, net	57	—	1,004	56

Total other income	57	—	1,004	56

Loss from continuing operations before income taxes	(2,542)	(2,426)	(6,388)	(8,511)
(Provision) benefit for income taxes	(197)	530	(52)	188

Loss from continuing operations	(2,739)	(1,896)	(6,440)	(8,323)
Income (loss) from discontinued operations, net of income taxes	79	(4,708)	(204)	(4,923)

Net loss	$(2,660)	$(6,604)	$(6,644)	$(13,246)
Preferred stock dividends	(682)	(559)	(1,266)	(1,118)
Net loss attributable to common stockholders	$(3,342)	$(7,163)	$(7,910)	$(14,364)

Net loss per common share—Basic
Continuing operations	$(0.25)	$(0.20)	$(0.56)	$(0.78)
Discontinued operations	$0.01	$(0.39)	$(0.01)	$(0.40)

Net loss	$(0.24)	$(0.59)	$(0.57)	$(1.18)

Net loss per common share—Diluted
Continuing operations	$(0.25)	$(0.20)	$(0.56)	$(0.78)
Discontinued operations	$0.01	$(0.39)	$(0.01)	$(0.40)

Net loss	$(0.24)	$(0.59)	$(0.57)	$(1.18)

Shares used in computing net loss per common share:
Basic	13,774	12,182	13,767	12,177

Diluted	13,774	12,182	13,767	12,177

The accompanying notes are an integral part of these condensed consolidated financial statements.

MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(3,342)	$(7,163)	$(7,910)	$(14,364)
Changes in cumulative translation adjustment	(23)	82	34	(49)

Comprehensive loss	$(3,365)	$(7,081)	$(7,876)	$(14,413)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended July 31,
	2021	2020
Cash flows from operating activities:

Net loss	$(6,644)	$(13,246)
Adjustments to reconcile net loss to net cash used in operating activities:
PPP loan forgiveness	(850)	—
Depreciation and amortization	1,226	3,210
Stock-based compensation	236	449
Impairment of intangible assets	—	2,531
Loss on disposal of discontinued operations	—	1,859
(Recovery) provision for doubtful accounts, net of charge offs	(453)	470
Provision for inventory obsolescence	350	234
Gross profit from sale of lease pool equipment	—	(1,326)
Gross profit from sale of other equipment	(155)	—
Deferred tax expense	—	263
Changes in:
Accounts receivable	(140)	4,404
Unbilled revenue	21	(9)
Inventories	(542)	(675)
Prepaid expenses and other current and long-term assets	(260)	766
Income taxes receivable and payable	(63)	—
Accounts payable, accrued expenses and other current liabilities	375	(1,583)
Deferred revenue	(292)	87

Net cash used in operating activities	(7,191)	(2,566)

Cash flows from investing activities:
Purchases of seismic equipment held for lease	—	(110)
Purchases of property and equipment	(14)	(302)
Sale of used lease pool equipment	—	2,010
Sale of assets held for sale	484	—
Sale of a business	761	—

Net cash provided by investing activities	1,231	1,598

Cash flows from financing activities:
Purchase of treasury stock	(2)	—
Net proceeds from preferred stock offering	4,502	—
Net proceeds from common stock offering	43	—
Preferred stock dividends	(1,160)	(1,118)
Proceeds from PPP loans	—	1,607

Net cash provided by financing activities	3,383	489
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	22	(117)

Net decrease in cash, cash equivalents and restricted cash	(2,555)	(596)
Cash, cash equivalents and restricted cash, beginning of period	4,611	3,234

Cash, cash equivalents and restricted cash, end of period	$2,056	$2,638

Supplemental cash flow information:
Interest paid	$18	$23
Income taxes paid	$147	$246
The accompanying notes are an integral part of these condensed consolidated financial statements.

MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)
(unaudited)

	Common Stock		Preferred Stock					Accumulated Other Comprehensive Loss
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit		Total
Balances, January 31, 2021	15,681	$157	1,038	$23,104	$128,241	$(16,860)	$(99,870)	$(4,356)	$30,416
Net loss	—	—	—	—	—	—	(3,984)	—	(3,984)
Foreign currency translation	—	—	—	—	—	—	—	57	57
Restricted stock issued	5	—	—	—	11	—	—	—	11
Restricted stock forfeited for taxes	—	—	—	—	—	(2)	—	—	(2)
Preferred stock offering	—	—	21	503	—	—	—	—	503
Preferred stock dividends	—	—	—	—	—	—	(584)	—	(584)
Common stock offerings	18	—	—	—	42	—	—	—	42
Stock-based compensation	—	—	—	—	109	—	—	—	109

Balances, April 30, 2021	15,704	$157	1,059	$23,607	$128,403	$(16,862)	$(104,438)	$(4,299)	$26,568
Net loss	—	—	—	—	—	—	(2,660)	—	(2,660)
Foreign currency translation	—	—	—	—	—	—	—	(23)	(23)
Preferred stock offering	—	—	164	3,999	—	—	—	—	3,999
Common stock offerings	—	—	—	—	1	—	—	—	1
Preferred stock dividends	—	—	—	—	—	—	(682)	—	(682)
Stock-based compensation	—	—	—	—	115	—	—	—	115

Balances, July 31, 2021	15,704	$157	1,223	$27,606	$128,519	$(16,862)	$(107,780)	$(4,322)	$27,318
MIND TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)
(unaudited)

	Common Stock		Preferred Stock					Accumulated Other Comprehensive Loss
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit		Total
Balances, January 31, 2020	14,097	$141	994	$22,104	$123,964	$(16,860)	$(77,310)	$(4,387)	$47,652
Net loss	—	—	—	—	—	—	(6,642)	—	(6,642)
Foreign currency translation	—	—	—	—	—	—	—	(131)	(131)
Preferred stock dividends	—	—	—	—	—	—	(559)	—	(559)
Stock-based compensation	—	—	—	—	230	—	—	—	230

Balances, April 30, 2020	14,097	$141	994	$22,104	$124,194	$(16,860)	$(84,511)	$(4,518)	$40,550
Net loss	—	—	—	—	—	—	(6,604)	—	(6,604)
Foreign currency translation	—	—	—	—	—	—	—	82	82
Preferred stock dividends	—	—	—	—	—	—	(559)	—	(559)
Stock-based compensation	—	—	—	—	219	—	—	—	219

Balances, July 31, 2020	14,097	$141	994	$22,104	$124,413	$(16,860)	$(91,674)	$(4,436)	$33,688
The accompanying notes are an integral part of these condensed consolidated financial statements.

MIND TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1. Organization
MIND Technology, Inc., a Delaware corporation (the “Company”), formerly Mitcham Industries, Inc., a Texas corporation, was incorporated in 1987. Effective August 3, 2020 the Company effectuated a reincorporation to the state of Delaware. Concurrent with the reincorporation the name of the Company was changed to MIND Technology, Inc. and the number of shares of common stock and preferred stock authorized for issuance was increased. See
Note 15—“Corporate
 Restructuring”, to the condensed consolidated financial statements.
The Company, through its wholly owned subsidiaries, Seamap Pte Ltd, MIND Maritime Acoustics, LLC (formerly Seamap USA, LLC), Seamap (Malaysia) Sdn Bhd and Seamap (UK) Ltd (collectively “Seamap”), and its wholly owned subsidiary, Klein Marine Systems, Inc. (“Klein”), designs, manufactures and sells a broad range of proprietary products for the seismic, hydrographic and offshore industries with product sales and support facilities based in Singapore, Malaysia, the United Kingdom and the states of New Hampshire and Texas. Prior to July 31, 2020, the Company, through its wholly owned Canadian subsidiary, Mitcham Canada, ULC (“MCL”), its wholly owned Hungarian subsidiary, Mitcham Europe Ltd. (“MEL”), and its branch operations in Colombia, provided full-service equipment leasing, sales and service to the seismic industry worldwide (the “Leasing Business”). Effective July 31, 2020, the Leasing Business has been classified as held for sale on the financial results reported as discontinued operations (see
Note 3—“Assets
 Held for Sale and Discontinued Operations” for additional details). All intercompany transactions and balances have been eliminated in consolidation.
The lingering impacts of the global pandemic and emerging supply chain disruptions have created uncertainty in the global economy which could have a material adverse effect on the Company’s business, financial position, results of operations and liquidity. In addition, the Company has a history of operating losses and has had negative cash from operating activities. However, as of July 31, 2021, the Company has no funded debt or obligations containing financial covenants, working capital of approximately $16.1 million, including cash of approximately $2.1 million, backlog of firm orders of approximately $11.7 million, the ability, and plans, to reduce costs to maintain positive cash flow, additional equity available to raise further capital, and lease pool equipment being actively marketed for sale. Based on these factors, management expects the Company to continue to meet its obligations as they arise over the next twelve months.
2. Basis of Presentation
The condensed consolidated balance sheet as of January 31, 2021 for the Company has been derived from audited consolidated financial statements. The unaudited interim condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s Annual Report on Form
10-K
for the year ended January 31, 2021 (“fiscal 2021”). In the opinion of the Company’s management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of July 31, 2021, the results of operations for the three and six months ended July 31, 2021 and 2020, the cash flows for the six months ended July 31, 2021 and 2020, and the statement of stockholders’ equity for the three and six months ended July 31, 2021 and 2020, have been included in these condensed consolidated financial statements. The foregoing interim results are not necessarily indicative of the results of operations to be expected for the full fiscal year ending January 31, 2022 (“fiscal 2022”).

We have reclassified certain amounts in prior-period financial statements to conform to the current period’s presentation. On the consolidated balance sheets, income taxes payable, not related to discontinued operations has been reclassified from “Current liabilities held for sale” to “Current income taxes
payable.”
3. Assets Held for Sale and Discontinued Operations
On July 27, 2020, the Board determined to exit the Leasing Business, which comprises essentially all operations of the Equipment Leasing segment. As a result, the assets, excluding cash, and liabilities of the Leasing Business are considered held for sale and the operations of the business are reported as discontinued operations as of July 31, 2021 and for all comparative periods presented in these condensed consolidated financial statements. The Company originally anticipated selling the discontinued operations in multiple transactions, which may involve the sale of legal entities, assets, or a combination of both, within the twelve months ending July 31, 2021.
The assets reported as held for sale consist of the following:

	July 31, 2021	January 31, 2021
Current assets of discontinued operations:
Accounts receivable, net	1,151	1,668
Inventories, net	68	352
Prepaid expenses and other current assets	120	150
Seismic equipment lease pool and property and equipment, net	1,973	2,151

Total assets of discontinued operations	$3,312	$4,321

The liabilities reported as held for sale consist of the following:

	July 31, 2021	January 31, 2021
Current liabilities of discontinued operations:
Accounts payable	$21	$59
Deferred revenue	73	73
Accrued expenses and other current liabilities	611	831

Total liabilities of discontinued operations	705	963

The results of operations from discontinued operations for the three and six months ended
July
31, 2021 and 2020, consist of the following:

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2021	2020	2021	2020
Revenues:

Revenue from discontinued operations	$757	$1,230	$787	$5,418

Cost of sales:
Cost of discontinued operations	332	1,642	705	4,126
Operating expenses:
Selling, general and administrative	378	1,476	720	3,176
Provision for doubtful accounts	(2)	470	(445)	470
Depreciation and amortization	2	41	3	85

Total operating expenses	378	1,987	278	3,731

Operating income (loss)	47	(2,399)	(196)	(2,439)
Other income (expenses)	35	72	(4)	75
Loss on disposal (including $2,745 of cumulative translation loss)	—	(1,859)	—	(1,859)

Income (loss) before income taxes	82	(4,186)	(200)	(4,223)
Provision for income taxes	(3)	(522)	(4)	(700)

Net income (loss)	79	(4,708)	(204)	(4,923)

The significant operating and investing noncash items and capital expenditures related to discontinued operations are summarized below:

	For the Six Months Ended July 31,
	2021	2020
Depreciation and amortization	$—	$1,771
Gross profit from sale of lease pool equipment	$—	$(1,324)
(Recovery) provisions for doubtful accounts	$(445)	$470
Loss on disposal of discontinued operations	$—	$1,859
Sale of used lease pool equipment	$—	$1,988
Sale of assets held for sale	$1,245	$—
4. New Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2019-12,
Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating certain exceptions to the general principles in Topic 740 and by clarifying and amending existing guidance to improve consistent application. This ASU is effective for the annual period beginning after December 15, 2020, including interim periods within that annual period. The Company adopted this ASU effective February 1, 2021, and the adoption did not have a material impact on the Company’s condensed consolidated financial statements.
In August 2018, the FASB issued ASU
No. 2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurement by removing, modifying and adding certain disclosures. This ASU is effective for the annual period beginning after December 15, 2019, including interim periods within that annual period. The Company adopted this guidance effective February 1, 2020. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

5. Revenue from Contracts with Customers
The following table presents revenue from contracts with customers disaggregated by product line and timing of revenue recognition:

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020

	(in thousands)
Revenue recognized at a point in time:
Seamap	$5,256	$3,881	$8,169	$5,870
Klein	1,406	1,004	2,556	2,002

Total revenue recognized at a point in time	$6,662	$4,885	$10,725	$7,872

Revenue recognized over time:
Seamap	$145	$201	$276	$401

Total revenue recognized over time	145	201	276	401

Total revenue from contracts with customers	$6,807	$5,086	$11,001	$8,273

The revenue from products manufactured and sold by our Seamap and Klein businesses is generally recognized at a point in time, or when the customer takes possession of the product, based on the terms and conditions stipulated in our contracts with customers. Our Seamap business also provides Software Maintenance Agreements (“SMA”) to customers who have an active license for software embedded in Seamap products. The revenue from SMA’s is recognized over time, with the total value of the SMA amortized in equal monthly amounts over the life of the contract, which is typically twelve months.
The following table
presents
revenue from contracts with customers disaggregated by
geography
, based on shipping location of our customers:

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020

	(in thousands)
United States	$219	$686	$578	$1,786
Europe	3,520	1,604	6,102	2,980
Middle East & Africa	675	221	689	297
Asia-Pacific	2,188	2,222	2,893	2,499
Canada & Latin America	205	353	739	711

Total revenue from contracts with customers	$6,807	$5,086	$11,001	$8,273

As of July 31, 2021, and January 31, 2021, contract assets and liabilities consisted of the following:

	July 31 , 2021	January 31, 2021

	(in thousands)
Contract Assets:
Unbilled revenue — current	$106	$85

Total unbilled revenue	$106	$85

Contract Liabilities:
Deferred revenue & customer deposits — current	$399	$691

Total deferred revenue & customer deposits	$399	$691

Considering the products manufactured and sold by our Seamap and Klein businesses and the Company’s standard contract terms and conditions, we expect our contract assets and liabilities to turn over, on average, within a period of three to nine months.
Pursuant to our accounting policies and procedures related to revenue from contracts with customers, sales and transaction-based taxes are excluded from revenue. Also, we do not disclose the value of unsatisfied performance obligations for contracts with an original expected duration of one year or less. Additionally, we expense costs incurred to obtain contracts when incurred because the amortization period would have been one year or less. These costs are recorded in selling, general and administrative expenses.
6. Balance Sheet
—
Continuing Operations

	As of July 31, 2021	As of January 31, 2021

	(in thousands)
Accounts receivable	$5,581	$5,695
Less allowance for doubtful accounts	(481)	(948)

Accounts receivable net of allowance for doubtful accounts	$5,100	$4,747

	July 31, 2021	January 31, 2021

	(in thousands)
Inventories:
Raw materials	$7,468	$6,905
Finished goods	3,455	3,466
Work in progress	2,404	2,445

	13,327	12,816
Less allowance for obsolescence	(1,399)	(1,363)

Total inventories, net	$11,928	$11,453

	July 31, 2021	January 31, 2021

	(in thousands)
Property and equipment:
Marine seismic service equipment	$4,157	$5,969
Land and buildings	4,422	4,354
Furniture and fixtures	9,899	9,750
Autos and trucks	491	491

	18,969	20,564
Accumulated depreciation and amortization	(14,529)	(15,813)

Total property and equipment, net	$4,440	$4,751

As of January 31, 2021, the Company completed an annual review of long-lived assets noting that the undiscounted
future cash flows exceeded
their
carrying value and no impairment was recorded. Since January 31, 2021, there have been no significant changes to the market, economic or legal environment in which the Company operates that would indicate additional impairment analysis is necessary as of July 31, 2021.

7. Leases
The Company has certain
non-cancelable
operating lease agreements for office, production and warehouse space in Texas, Hungary, Singapore, Malaysia, Colombia, United Kingdom and Canada. We negotiated the termination of our Colombia lease obligation during the current period.
Lease expense for the three and six months ended July 31, 2021 was approximately $291,000 and $600,000, respectively, and was recorded as a component of operating loss. Included in these costs was short-term lease expense of approximately $10,000 and $10,000, respectively, for the three and six months ended July 31, 2021.
Supplemental balance sheet information related to leases as of July 31, 2021 and January 31, 2021 were as follows (in thousands):

Lease	July 31, 2021	January 31, 2021
Assets
Operating lease assets	$1,568	$1,471

Liabilities
Operating lease liabilities	$1,568	$1,471

Classification of lease liabilities
Current liabilities	$567	$1,008
Non-current liabilities	1,001	463

Total Operating lease liabilities	$1,568	$1,471

Lease-term and discount rate details as of July 31, 2021 and January 31, 2021 were as follows:

Lease term and discount rate	July 31, 2021	January 31, 2021
Weighted average remaining lease term (years)
Operating leases	1.26	1.09
Weighted average discount rate:
Operating leases	9.36%	10%
The incremental borrowing rate was calculated using the Company’s weighted average cost of capital.
Supplemental cash flow information related to leases was as follows (in thousands):

Lease	Six Months Ended July 31, 2021	Six Months Ended July 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(600)	$(514)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$600	$514

Maturities of lease liabilities at July 31, 2021 were as follows (in thousands):

July 31, 2021
2022	$567
2023	667
2024	346
2025	134
2026	24
Thereafter	—

Total payments under lease agreements	$1,738
Less: imputed interest	(170)
Total lease liabilities	$1,568

8. Goodwill and Other Intangible Assets

	Weighted Average Life at 7/31/2021	July 31, 2021				January 31, 2021
		Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Goodwill		$7,060	$—	$(7,060)	$—	$7,060	$—	$(7,060)	$—

Proprietary rights	6.4	$8,220	$(3,920)	$—	$4,300	$7,781	$(3,688)	$—	$4,093
Customer relationships	0.4	5,024	(4,748)	—	276	5,024	(4,513)	—	511
Patents	3.1	2,440	(1,653)	—	787	2,440	(1,528)	—	912
Trade name	4.8	894	(80)	(760)	54	894	(74)	(760)	60
Developed technology	4.4	1,430	(798)	—	632	1,430	(727)	—	703
Other	2.8	684	(278)	—	406	684	(213)	—	471

Amortizable intangible assets		$18,692	$(11,477)	$(760)	$6,455	$18,253	$(10,743)	$(760)	$6,750

As of January 31, 2021, the Company has recorded impairment expense equal to 100% of the gross carrying amount of goodwill. As a result, no further review of goodwill is required. On January 31, 2021, the Company completed an annual review of amortizable intangible assets. Based on a review of qualitative factors it was determined it was more likely than not that the fair market value of intangible assets was greater than its carrying value. During the six months ended July 31, 2021, there have been no substantive indicators of impairment.
Aggregate amortization expense was $618,000 and $794,000 for the six months ended July 31, 2021 and 2020, respectively. As of July 31, 2021, future estimated amortization expense related to amortizable intangible assets was estimated to be (in thousands):

For fiscal years ending January 31
2022	$588
2023	1,167
2024	1,032
2025	837
2026	700
Thereafter	2,131

Total	$6,455

9. Notes Payable
On May 5, 2020, the Company, and its wholly owned subsidiary, Klein (collectively, the “Borrowers”), were granted loans (the “Loans”) from Bank of America, N.A. in the aggregate amount of approximately $1.6 million, pursuant to the Small Business Association’s Paycheck Protection Program (the “PPP”), a component of the Coronavirus Aid, Relief, and Economic Security Act which was enacted on March 27, 2020.
The Loans, in the form of promissory notes (the “Notes”) dated May 1, 2020 issued by the Borrowers, were set to mature on May 1, 2022 and bore interest at a rate of 1% per annum, payable monthly commencing on November 1, 2020. The Notes stipulated various restrictions customary with this type of transaction including representations, warranties, and covenants, in addition to events of default, breaches of representation and warranties or other provisions of the Notes. In the event of default, the Borrowers would have become obligated to repay all amounts outstanding under the Notes. The Borrowers were permitted to prepay the Notes at any time prior to maturity with no prepayment penalties.
Under the terms of the PPP, funds from the Loans could only be used for payroll costs, rent, utilities and interest on other debt obligations incurred prior to February 15, 2020. In addition, certain amounts of the Loans could be forgiven if the funds were used to pay qualifying expenses.
In January 2021, the Loan granted to the Company in the amount of approximately $757,000 was forgiven resulting in other income of that amount. In February 2021, the Loan granted to Klein in the amount of approximately $850,000 was also forgiven, resulting in other income of that amount. As of July 31, 2021, the Company had no outstanding balance under the Loans.
10. Income Taxes
For the six months ended July 31, 2021, the income tax expense from continuing operations was approximately $52,000 on a pre-tax
net loss from continuing operations of $6.4 million. For the six months ended July 31, 2020, the benefit for income taxes from continuing operations was approximately $188,000 on a pre-tax
net loss from continuing operations of $8.5 million. The variance between our actual provision and the expected provision based on the U.S. statutory rate is due primarily to recording valuation allowances against the increase in our deferred tax assets in the respective periods, permanent differences between book income and taxable income, and the effect of foreign withholding taxes.
The Company files U.S. federal and state income tax returns as well as separate returns for its foreign subsidiaries within their local jurisdictions. The Company’s U.S. federal tax returns are subject to examination by the Internal Revenue Service for fiscal years ended January 31, 2018 through 2021. The Company’s tax returns may also be subject to examination by state and local tax authorities for fiscal years ended January 31, 2016 through 2021. In addition, the Company’s tax returns filed in foreign jurisdictions are generally subject to examination for the fiscal years ended January 31, 2016 through 2021.
The Company has determined that the undistributed earnings of foreign subsidiaries are not deemed to be indefinitely reinvested outside of the United States as of July 31, 2021. Furthermore, the Company has concluded that any deferred taxes with respect to the undistributed foreign earnings would be immaterial. Therefore, the Company has not recorded a deferred tax liability associated with the undistributed foreign earnings as of July 31, 2021.
For the six months ended July 31, 2021 and 2020, the Company did not recognize any tax expense or benefit related to uncertain tax positions.
11. Earnings per Share
Net income per basic common share is computed using the weighted average number of common shares outstanding during the period, excluding unvested restricted stock. Net income per diluted common share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period using the treasury stock method. Potential common shares result from the assumed exercise of outstanding common stock options having a dilutive effect and from the
assumed vesting of unvested shares of restricted stock.
The following table presents the calculation of basic and diluted weighted average common shares used in the earnings per share calculation:

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Basic weighted average common shares outstanding	13,774	12,182	13,767	12,177
Stock options	79	3	58	1
Unvested restricted stock	29	10	18	5

Total weighted average common share equivalents	108	13	76	6

Diluted weighted average common shares outstanding	13,882	12,195	13,843	12,183

For the three and six months ended July 31, 2021 and 2020, potentially dilutive common shares underlying stock options and unvested restricted stock were anti-dilutive and were therefore not considered in calculating diluted loss per share for those periods.
12. Related Party Transaction
On October 7, 2016, the Company entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. (the “Agent”). On December 18, 2019, the Company and Agent entered into an Amended and Restated equity distribution agreement (the “1st Equity Distribution Agreement”). Pursuant to the 1st Equity Distribution Agreement, the Company may sell up to 500,000 shares of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share (the “Preferred Stock”), through an at-the-market
offering program (the “1st ATM Offering Program”) administered by the Agent. The
Co-Chief
Executive Officer and
Co-President
of the Agent is the
Non-Executive
Chairman of our Board. Under the 1st Equity Distribution Agreement, the Agent was entitled to compensation of up to 2.0% of the gross proceeds from the sale of Preferred Stock under the 1st ATM Offering Program. As of January 31, 2020, we had issued 994,046 shares of Series A Preferred for which the Agent was entitled to compensation, including 100% of the Preferred Stock available for sale through the 1st Equity Distribution Agreement.
In September 2020 we entered into a new equity distribution agreement (the “2 nd
Equity Distribution Agreement”) with the Agent with economic terms essentially identical to the initial agreement. Pursuant to the 2 nd
Equity Distribution Agreement, the Company may sell up to 500,000 shares of Preferred Stock and 5,000,000 shares of $0.01 par value common stock (“Common Stock”) through a new at-the-market
offering program (the “2
nd
ATM Offering Program”).
During the three- and
six-month
periods ended July 31, 2021, the Company sold 163,780 and 184,740 shares of Preferred Stock under the 2 nd
ATM Offering Program, respectively. Net proceeds from these sales for the three
and six months ended July 31, 2021, were approximately $4.0 million and $4.5 million, respectively, and the Agent received compensation of approximately $82,000 and 92,000, respectively. The
Non-Executive
Chairman of the Board received no portion of this compensation.

During the three- and
six-month
periods ended July 31, 2021, the Company sold 362 and 18,415 shares of Common Stock under the 2 nd
ATM Offering Program, respectively. Net proceeds from these sales for
 t
he three

and six

months ended July 31
,
 2021
,
 were approximately $1,000 and $43,000. Compensation to the Agent during this period was approximately $1,000, none of which was received by the
Non-Executive
Chairman of the Board.
13. Equity and Stock-Based Compensation
During the three months ended July 31, 2021, the Board declared quarterly dividends of $0.5625 per share for our Preferred Stock. As of July 31, 2021, there are 1,223,000 shares of Preferred Stock outstanding with an aggregate liquidation preference of approximately $30.6 million. Total compensation expense recognized for stock-based awards granted under the Company’s equity incentive plan during the three and six months ended July 31, 2021 was approximately $115,000 and $224,000, respectively, and during the three and six months ended July 31, 2020 was approximately $219,000 and $449,000, respectively.
14. Segment Reporting
With the designation of the Equipment Leasing segment as discontinued operations as of July 31, 2020, the Company operates in one segment, Marine Technology Products. As a result, no segment reporting is required. The Marine Technology Products business is engaged in the design, manufacture and sale of state-of-the-art
seismic and offshore telemetry systems. Manufacturing, support and sales facilities are maintained in the United Kingdom, Singapore, Malaysia and the states of New Hampshire and Texas.
15. Corporate Restructuring
On August 3, 2020, the Company, formerly Mitcham Industries, Inc., completed the reincorporation from the State of Texas to the State of Delaware, including a name change to MIND Technology, Inc. The change in legal domicile and company name were approved by the affirmative vote of the holders of more than two-thirds
of the votes of the Company’s Common Stock and Preferred Stock, voting separately, at the Annual Meeting of Stockholders held on July 27, 2020. As part of the reincorporation merger, the stockholders approved an increase in the number of authorized shares of capital stock from 21,000,000 shares to 42,000,000 shares, consisting of (i) 40,000,000 shares of Common Stock (up from 20,000,000 shares), and (ii) 2,000,000 shares of Preferred Stock (up from 1,000,000 shares).
Pursuant to the terms of the reincorporation merger, each outstanding share of Common Stock and each share of Preferred Stock of Mitcham Industries, Inc., the Texas corporation, automatically converted into one share of Common Stock and one share of Series A Preferred Stock, respectively, of MIND Technology, Inc., the Delaware corporation. Stockholders who hold physical stock certificates are not required to, but may, exchange stock certificates as a result of the reincorporation. The Company’s Common Stock and Preferred Stock continued to trade on the NASDAQ Global Select Market under their ticker symbols, “MIND” and “MINDP”, respectively. The Company’s Common Stock was assigned a new CUSIP number of 602566 101 and the Company’s Preferred Stock was assigned a new CUSIP number of 602566 200.
No changes were made to the Board, management, business or operations of the Company as a result of the reincorporation. The Company’s corporate headquarters remains in Texas.
16. Subsequent Event
Subsequent to July 31,2021, we completed an agreement for the sale of lease pool equipment reported as Assets Held for Sale (see Note 3—“Assets Held for Sale and Discontinued Operations” for additional details) in our condensed consolidated financial statements. Under the terms of the agreement the Company will receive total proceeds of approximately
$4.5 million, with approximately $2.5 million paid at closing and the balance of approximately $2.0 million paid before the end of fiscal 2022.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
MIND Technology, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of MIND Technology, Inc. and subsidiaries (the “Company”) as of January 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of January 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Allowance for Doubtful Accounts
As described in Note 1 to the consolidated financial statements, the Company’s allowance for doubtful accounts reflects management’s estimate of the amounts that will not be collected, based on the age of the receivable, payment history of the customer, general industry conditions, general financial condition of the customer, and any financial or operational leverage the Company may have in a particular situation. The evaluation of these factors requires that management make significant judgments regarding these factors, which may significantly impact the estimated reserve. The allowance for doubtful accounts for continuing operations was $948,345 and for discontinued operations was $827,940 as of January 31, 2021.
We identified the allowance for doubtful accounts as a critical audit matter as auditing management’s determination of qualitative factors, including probability and range of loss, involved a high degree of auditor judgment given the highly subjective nature of management’s judgement.
The primary procedures we performed to address this critical audit matter included:

•	Obtaining an understanding and evaluating the design of controls over the Company’s allowance for doubtful accounts review process.

•	Obtaining an understanding of management’s process and methodology used to develop the estimate of allowance for doubtful accounts.

•	Evaluating the reasonableness of qualitative factor judgments assessed by management and their correlation to potential losses.

•	Evaluating collections subsequent to the balance sheet date in assessing the reasonableness of management’s estimate.

•	Performing a retrospective review of the allowance comparing current year write-offs and reserves to amounts estimated in the prior year.
Inventory Reserves—Seamap
The Company’s inventories totaled $11,453,000 net of inventory reserves of $1,363,000, as of January 31, 2021. Included in these amounts related to Seamap were $9,034,700, net of inventory reserves of $1,150,602. As explained in Note 1 to the consolidated financial statements, the Company assesses the value of all inventories including raw materials, work-in-process,
and finished goods in each reporting period. Obsolete inventory is written down to its estimated market value if those amounts are determined to be less than cost.
Auditing management’s estimates for obsolete and excess inventory involved subjective auditor judgement because the estimates rely on a number of factors that are affected by market and economic conditions outside the Company’s control.
The primary procedures we performed to address this critical audit matter included:

•	Evaluating the significant assumptions and the accuracy and completeness of the underlying data management used to value obsolete inventory.

•	Performing inquiries of the Company’s management and obtaining documentation to evaluate the Company’s estimate.

•	Performing procedures to compare recent sales transactions or market data to cost of inventories to assess that the carrying value of inventories was the lower of cost or net realizable value.
Liquidity and Going Concern
As described in note 4, the financial statements are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has a history of losses and has had negative cash flows from operating activities in the last two years. The Company may not have access to sources of capital that were available in prior periods. In addition, the
COVID-19
pandemic and the decline in oil prices

during fiscal 2021 caused a disruption to the Company’s business and delays in some orders. Currently management’s forecasts and related assumptions support their assertion that they have the ability to meet their obligations as they become due through the management of expenditures and, if necessary, accessing additional funding from the at-the-market
program or other equity financing. Should there be constraints on the ability to access capital under the at-the-market
program or other equity financing, the Company has asserted that it can manage cash outflows to meet the obligations through reductions in capital expenditures and other operating expenditures.
Management made judgments to conclude that it is probable that the Company’s plans will be effectively implemented and will provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining that it is probable that the Company’s plans will be effectively implemented included the revenue growth and gross margin assumptions underlying its forecast of operating cash flows, its ability to reduce other operating expenditures if required, its ability to access funding from the at-the-market
program or other equity financing, and its ability to sell its remaining leasepool equipment and collect on its outstanding notes receivable balances. This required a high degree of auditor subjectivity and judgment to evaluate the audit evidence supporting management’s liquidity and going concern conclusions.
The primary procedures we performed to address this critical audit matter included:

•	Evaluating the probability that the Company will be able to access funding from the at-the-market program by assessing the terms of the program and the Company’s history of using the program.

•	Evaluating the probability that the Company will be able to sell its remaining leasepool equipment.

•	Evaluating the probability that the Company will be able to collect the remaining amounts due from outstanding notes receivable.

•	Assessing management’s plans in the context of other audit evidence obtained during the audit to determine whether it supported or contradicted the conclusion reached by management.
/s/ Moss Adams LLP
Houston, Texas
April 16, 2021
We have served as the Company’s auditor since 2017.

MIND TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	January 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$4,611	$3,090
Restricted cash	—	144
Accounts receivable, net of allowance for doubtful accounts of $948 and $2,378 at January 31, 2021 and 2020, respectively	4,747	6,623
Inventories, net	11,453	12,656
Prepaid expenses and other current assets	1,659	1,987
Assets held for sale	4,321	14,913

Total current assets	26,791	39,413
Property and equipment, net	4,751	5,419
Operating lease right-of-use assets	1,471	2,300
Intangible assets, net	6,750	8,136
Goodwill	—	2,531
Other assets	—	429

Total assets	$39,763	$58,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,704	$1,767
Deferred revenue	208	731
Accrued expenses and other current liabilities	2,912	1,565
Income taxes payable	562	316
Operating lease liabilities — current	1,008	1,339
Liabilities held for sale	1,442	2,730

Total current liabilities	7,836	8,448
Operating lease liabilities — non-current	463	961
Notes payable	850	—
Other non-current liabilities	—	967
Deferred tax liability	198	200

Total liabilities	9,347	10,576
Commitments and contingencies (Notes 10,17, and 21)
Stockholders’ equity:
Preferred stock, $1.00 par value; 2,000 shares authorized; 1,038 and 994 shares issued and outstanding at January 31, 2021, and 2020, respectively	23,104	22,104
Common stock $0.01 par value; 40,000 shares authorized; 15,681 and 14,049 shares issued at January 31, 2021 and 2020, respectively	157	141
Additional paid-in capital	128,241	123,964
Treasury stock, at cost (1,929 shares at January 31, 2021 and 2020)	(16,860)	(16,860)
Accumulated deficit	(99,870)	(77,310)
Accumulated other comprehensive loss	(4,356)	(4,387)

Total stockholders’ equity	30,416	47,652

Total liabilities and stockholders’ equity	$39,763	$58,228

The accompanying notes are an integral part of these consolidated financial statements.

MIND TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended January 31,
	2021	2020
Revenues:
Sale of marine technology products	$21,215	$29,919

Total revenues	21,215	29,919

Cost of sales:
Sale of marine technology products	13,906	16,965

Total cost of sales	13,906	16,965

Gross profit	7,309	12,954

Operating expenses:
Selling, general and administrative	12,648	14,140
Research and development	3,003	1,850
Provision for doubtful accounts	659	—
Impairment of intangible assets	2,531	760
Depreciation and amortization	2,796	2,494

Total operating expenses	21,637	19,244

Operating loss	(14,328)	(6,290)
Other income:
Other income, net	862	100

Total other income	862	100

Loss from continuing operations before income taxes	(13,466)	(6,190)
Provision for income taxes	(536)	(353)
Loss from continuing operations	(14,002)	(6,543)
Loss from discontinued operations, net of income taxes	(6,304)	(4,744)

Net loss	$(20,306)	$(11,287)
Preferred stock dividends	(2,254)	(2,050)

Net loss attributable to common stockholders	$(22,560)	$(13,337)

Net loss per common share — Basic
Continuing operations	$(1.30)	$(0.71)
Discontinued operations	$(0.50)	$(0.39)

Net loss	$(1.80)	$(1.10)

Net loss per common share — Diluted
Continuing operations	$(1.30)	$(0.71)
Discontinued operations	$(0.50)	$(0.39)

Net loss	$(1.80)	$(1.10)

Shares used in computing loss per common share:
Basic	12,519	12,143
Diluted	12,519	12,143
The accompanying notes are an integral part of these consolidated financial statements.

MIND TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended January 31,
	2021	2020
Net loss attributable to common stockholders	$(22,560)	$(13,337)
Other changes in cumulative translation adjustment	31	(343)

Comprehensive loss	$(22,529)	$(13,680)

The accompanying notes are an integral part of these consolidated financial statements.

MIND TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)

	Year Ended January 31, 2020 and 2021
	Common Stock		Preferred Stock				Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock			Total
Balances, January 31, 2019	14,049	140	830	18,330	123,085	(16,860)	(63,973)	(4,044)	56,678
Net loss	—	—			—	—	(11,287)	—	(11,287)
Foreign currency translation	—	—	—	—	—	—	—	(343)	(343)
Equity compensation	9	1	—	—	25	—	—	—	26
Restricted stock issued	39	—	—	—	—	—	—	—	—
Restricted stock forfeited for taxes	—	—	—	—	—	—	—	—	—
Preferred stock offering	—	—	164	3,774	—	—	—	—	3,774
Preferred stock dividends	—	—	—	—	—	—	(2,050)	—	(2,050)
Stock-based compensation	—	—	—	—	854	—	—	—	854

Balances, January 31, 2020	14,097	$141	994	22,104	$123,964	$(16,860)	$(77,310)	$(4,387)	$47,652
Net loss	—	—	—	—	—	—	(20,306)	—	(20,306)
Foreign currency translation	—	—	—	—	—	—	—	31	31
Equity Compensation	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—
Preferred stock offering	—	—	44	1,000	—	—	—	—	1,000
Preferred stock dividends	—	—	—	—	—	—	(2,254)	—	(2,254)
Common stock offerings	1,584	16	—	—	3,569	—	—	—	3,585
Purchase of common stock	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	708	—	—	—	708

Balances, January 31, 2021	15,681	$157	1,038	$23,104	$128,241	$(16,860)	$(99,870)	$(4,356)	$30,416

The accompanying notes are an integral part of these consolidated financial statements.

MIND TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended January 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(20,306)	$(11,287)
Adjustments to reconcile net loss to net cash used in operating activities:
PPP loan forgiveness	(757)	—
Depreciation and amortization	4,627	7,768
Stock-based compensation	708	854
Impairment of intangible assets	2,531	760
Loss on disposal of discontinued operations	1,859	—
Provision for doubtful accounts, net of charge offs	1,129	2,000
Provision for inventory obsolescence	321	298
Gross profit from sale of lease pool equipment	(1,326)	(1,197)
Gross profit from sale of other equipment	(357)	—
Deferred tax expense	32	503
Non-current prepaid tax	—	50
Changes in:
Accounts receivable	4,632	(1,723)
Unbilled revenue	72	(327)
Inventories	1,178	(2,810)
Income taxes receivable and payable	767	—
Accounts payable, accrued expenses and other current liabilities	(2,510)	(178)
Prepaid expenses and other current and long-term assets	581	(506)
Deferred revenue	459	(335)
Foreign exchange losses net of gains	—	313

Net cash used in operating activities	(6,360)	(5,817)

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(110)	(2,955)
Purchase of technology	(366)	—
Purchases of property and equipment	(90)	(1,036)
Sale of used lease pool equipment	2,010	1,664
Sale of assets held for sale	1,506	—
Sale of business, net of cash sold	257	239

Net cash provided by (used in) investing activities	3,207	(2,088)

Cash flows from financing activities:
Net proceeds from preferred stock offering	1,000	3,773
Net proceeds from common stock offering	3,584	—
Preferred stock dividends	(1,677)	(2,050)
Proceeds from PPP loans	1,607	—
Proceeds from exercise of stock options	—	26

Net cash provided by financing activities	4,514	1,749
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	16	(159)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,377	(6,315)
Cash, cash equivalents and restricted cash, beginning of period	3,234	9,549

Cash, cash equivalents and restricted cash, end of period	$4,611	$3,234

The accompanying notes are an integral part of these consolidated financial statements.

MIND Technology, Inc.
Notes to Consolidated Financial Statements
1. Organization and Summary of Significant Accounting Policies
Organization
—MIND Technology, Inc., a Delaware corporation (the “Company”), formerly Mitcham Industries, Inc., a Texas corporation, was incorporated in 1987. Effective August 3, 2020 the Company effectuated a reincorporation to the state of Delaware. Concurrent with the reincorporation the name of the Company was changed to MIND Technology, Inc. and the number of shares of common stock and preferred stock authorized for issuance was increased. See Note 20 – Corporate Restructuring.
The Company, through its wholly owned subsidiaries, Seamap Pte Ltd, MIND Maritime Acoustics, LLC (formerly Seamap USA, LLC), Seamap (Malaysia) Sdn Bhd and Seamap (UK) Ltd, collectively “Seamap”, and its wholly owned subsidiary, Klein Marine Systems, Inc. (“Klein”), designs, manufactures and sells a broad range of proprietary products for the seismic, hydrographic and offshore industries with product sales and support facilities based in Singapore, Malaysia, the United Kingdom and the states of New Hampshire and Texas. Prior to July 31, 2020, the Company, through its wholly owned Canadian subsidiary, Mitcham Canada, ULC (“MCL”), its wholly owned Hungarian subsidiary, Mitcham Europe Ltd. (“MEL”), and its branch operations in Colombia, provided full-service equipment leasing, sales and service to the seismic industry worldwide. Effective July 31, 2020, the Leasing Business has been classified as held for sale on the financial results reported as discontinued operations (see Note 2 – “Assets Held for Sale and Discontinued Operations” for additional details). All intercompany transactions and balances have been eliminated in consolidation. During February 2019, the Company completed the sale of its wholly owned Australian subsidiary, Seismic Asia Pacific Pty Ltd. (“SAP”) (see Note 23 - “Sale of Subsidiary” for additional details related to this transaction).
Revenue Recognition of Marine Technology Product Sales
—Revenues and cost of sales from the sale of marine technology products are recognized upon acceptance of terms and completion of our performance obligations, which is typically when delivery has occurred, barring any question as to collectability.
Revenue Recognition of Long-term Projects
—From time to time the Company enters into contracts whereby certain marine equipment is assembled or manufactured and sold, primarily to governmental entities. Performance under these contracts generally occurs over a period of three to twelve months. Revenue and costs related to these contracts are recognized “over time”, as each separately identified performance obligation is satisfied.
Revenue Recognition of Service Agreements
—In some cases the Company provides
on-going
support services pursuant to contracts that generally have a term of 12 months. The Company recognizes revenue from these contracts ratably over the term of the contract. The Company may also provide support services on a time and material basis. Revenue from these arrangements is recognized as the services are provided. For certain new systems, the Company provides support services for up to 12 months at no additional charge. Any amounts attributable to these support obligations are immaterial. Revenues from service contracts for fiscal years ended 2021 and 2020 were not material and as a result are not presented separately in the financial statements.
Revenue Recognition of Leasing Arrangements
—The Company leases various types of seismic equipment to seismic data acquisition companies. All leases at January 31, 2021 and 2020 are for one year or less. Lease revenue is recognized ratably over the term of the lease. The Company does not enter into leases with embedded maintenance obligations. The standard lease provides that the lessee is responsible for maintenance and repairs to the equipment, excluding normal wear and tear. The Company occasionally provides technical advice to its customers without additional compensation as part of its customer service practices. Repairs or maintenance performed by the Company is charged to the lessee, generally on a time and materials basis. Repair and maintenance revenues are recognized as incurred. Effective July 31, 2020, the Leasing Business has been classified as held for sale on the financial results reported as discontinued operations (see Note
 2
—
“Assets Held for Sale and Discontinued Operations” for additional details).

Allowance for Doubtful Accounts
—Trade receivables are uncollateralized customer obli
gation
s due under normal trade terms. The carrying amount of trade receivables and contracts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected, based on the age of the receivable, payment history of the customer, general industry conditions, general financial condition of the customer and any financial or operational leverage the Company may have in a particular situation. Amounts are written-off
when collection is deemed unlikely. Past due amounts are determined based on contractual terms. The Company generally does not charge interest on past due accounts.
Cash and Cash Equivalents
—The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.
Short-term Investments—
The Company considers all highly liquid investments with an original maturity greater than three months, but less than twelve months, to be short-term investments.
Inventories
—Inventories are stated at the lower of cost or market. An allowance for obsolescence is maintained to reduce the carrying value of any materials or parts that may become obsolete. Inventories are periodically monitored to ensure that the allowance for obsolescence covers any obsolete items.
Property and Equipment
—Property and equipment is carried at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method over the related estimated useful lives. The estimated useful lives of equipment range from three to seven years. Buildings are depreciated over 30 years and property improvements are amortized over 10 years or the shorter of their useful life. Leasehold improvements are amortized over the shorter of the realized estimated useful life or the life of the respective leases. No salvage value is assigned to property and equipment.
Intangible Assets
—Intangible assets are carried at cost, net of accumulated amortization. Amortization is computed on the straight-line method (for customer relationships, the straight-line method is not materially different from other methods that estimate run off of the underlying customer base) over the estimated life of the asset. Proprietary rights, developed technology and amortizable tradenames are amortized over a 10 to
15-year
period. Customer relationships are amortized over an eight-year period. Patents are amortized over an eight to ten-year
period.
Impairment
—The Company reviews its long-lived assets, including its amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable
.
In reviewing for impairment, the carrying value of such assets is compared to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. If such cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to reduce the carrying value of the long-lived asset to its estimated fair value. The determination of future cash flows as well as the estimated fair value of long-lived assets involves significant estimates on the part of management. The Company performs an impairment test on goodwill and indefinite lived assets on an annual basis. The Company performs a qualitative review to determine if it is more likely than not that the fair value of our reporting units is greater their carrying value. If the Company is unable to conclude qualitatively that it is more likely than not that a reporting unit’s fair value exceeds its carrying value, then the Company performs a quantitative assessment of fair value of the reporting unit. The quantitative reviews involve significant estimates on the part of management.
Product Warranties
—Seamap provide its customers warranties against defects in materials and workmanship generally for a period of three months after delivery of the product. Klein also provides its customers with similar warranties against defects in material and workmanship for an approximate twelve months period subsequent to delivery of the product. The Company maintains an accrual for potential warranty costs based on historical warranty claims. For the fiscal years ended January 31, 2021 and 2020, warranty expense was not material.

Income Taxes
—The Company accounts for income taxes under the liability method, whereby the Company recognizes deferred tax assets and liabilities which represent differences between the financial and income tax reporting basis of its assets and liabilities. Deferred tax assets and liabilities are determined based on temporary differences between income and expenses reported for financial reporting and tax reporting. The Company has assessed, using all available positive and negative evidence, the likelihood that the deferred tax assets will be recovered from future taxable income.
The weight given to the potential effect of positive and negative evidence is commensurate with the extent to which it can be objectively verified. The preponderance of negative or positive evidence supports a conclusion regarding the need for a valuation allowance for some portion, or all, of the deferred tax asset. The more significant types of evidence considered include the following:

•	projected taxable income in future years;

•	our history of taxable income within a particular jurisdiction;

•	any history of deferred tax assets expiring prior realization;

•	whether the carry forward period is so brief that it would limit realization of tax benefits;

•	other limitations on the utilization of tax benefits;

•	future sales and operating cost projections that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures;

•	our earnings history exclusive of the loss that created the future deductible amount coupled with evidence indicating that the loss is an aberration rather than a continuing condition; and

•	tax planning strategies that will create additional taxable income.
Use of Estimates
—The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, the allowance for doubtful accounts, lease pool valuations, valuation allowance on deferred tax assets, the evaluation of uncertain tax positions, estimated depreciable lives of fixed assets and intangible assets, impairment of fixed assets and intangible assets, valuation of assets acquired and liabilities assumed in business combinations and the valuation of stock options. Future events and their effects cannot be perceived with certainty. Accordingly, these accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Actual results could differ from these estimates.
Substantial judgment is necessary in the determination of the appropriate levels for the Company’s allowance for doubtful accounts because of the extended payment terms the Company offers to its customers on occasion and the limited financial wherewithal of certain of these customers. As a result, the Company’s allowance for doubtful accounts could change in the future, and such change could be material to the financial statements taken as a whole. The Company must also make substantial judgments regarding the valuation allowance on deferred tax assets and with respect to quantitative analysis prepared in conjunction with impairment analysis related to goodwill and other intangible assets.
Fair Value of Financial Instruments
—
The Company’s financial instruments consist of accounts and contracts receivable and accounts payable.

The Financial Accounting Standards Board (“FASB”) has issued guidance on the definition of fair value, the framework for using fair value to measure assets hierarchy, which prioritizes the inputs used to measure fair value. These tiers include:

•
Level 1: Defined as observable inputs such as quoted prices in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Defined as pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current and contractual prices for the underlying instruments, as well as other relevant economic measures.

•
Level 3: Defined as pricing inputs that are unobservable form objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company measures the fair values of goodwill, intangibles and other long-lived assets on a recurring basis if required by impairment tests applicable to these assets. The Company utilized Level 3 inputs to value intangibles and other long-lived assets as of January 31, 2021. See Notes 10 and 11 to our consolidated financial statements.
Foreign Currency Translation
—All balance sheet accounts of the Canadian resident subsidiary for fiscal 2021 and 2020, and for the United Kingdom resident subsidiaries for fiscal 2020, have been translated at the current exchange rate as of the end of the accounting period. Statements of operations items have been translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of comprehensive income within stockholders’ equity.
Stock-Based Compensation
—Stock-based compensation expense is recorded based on the grant date fair value of share-based awards. Restricted stock awards are valued at the closing price on the date of grant. Determining the grant date fair value for options requires management to make estimates regarding the variables used in the calculation of the grant date fair value. Those variables are the future volatility of our common stock price, the length of time an optionee will hold their options until exercising them (the “expected term”), and the number of options that will be forfeited before they are exercised (the “forfeiture rate”). We utilize various mathematical models in calculating the variables. Share-based compensation expense could be different if we used different models to calculate the variables.
Earnings Per Share
—Net income (loss) per basic common share is computed using the weighted average number of common shares outstanding during the period. Net income (loss) per diluted common share is computed using the weighted average number of common shares and potential common shares outstanding during the period. Potential common shares result from the assumed exercise of outstanding common stock options having a dilutive effect using the treasury stock method, from unvested shares of restricted stock using the treasury stock method and from outstanding common stock warrants. For the fiscal years ended January 31, 2021 and 2020, the following table sets forth the number of potentially dilutive shares that may be issued pursuant to options, restricted stock and warrants outstanding used in the per share calculations.

	Year Ended January 31,
	2021	2020

	(in thousands)
Stock options	48	79
Restricted stock	17	3

Total dilutive shares	65	82

For the fiscal years ended January 31, 2021 and 2020, respectively, potentially dilutive common shares, underlying stock options and unvested restricted stock were anti-dilutive and were therefore not considered in calculating diluted loss per share for those periods.
Reclassifications
—Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the results of operations or comprehensive income.
2. Assets Held for Sale and Discontinued Operations
On July 27, 2020, the Board determined to exit the Leasing Business. As a result, the assets, excluding cash, and liabilities of the Leasing Business are considered held for sale and it’s results of operations are reported as discontinued operations as of January 31, 2021 and for all comparative periods presented in these condensed consolidated financial statements. The Company anticipates selling the discontinued operations within twelve months from July 27, 2020 in multiple transactions, which may involve the sale of legal entities or assets.
The assets reported as held for sale consist of the following:

	As of January 31,
	2021	2020
Current assets of discontinued operations:
Accounts receivable, net	1,668	5,699
Inventories, net	352	605
Prepaid expenses and other current assets	150	227
Seismic equipment lease pool and property and equipment, net	2,151	8,382

Total assets of discontinued operations	$4,321	$14,913

The liabilities reported as held for sale consist of the following:

	As of January 31,
	2021	2020
Current liabilities of discontinued operations:
Accounts payable	$59	$884
Deferred revenue	73	34
Accrued expenses and other current liabilities	831	1,886
Income taxes payable	479	(74)

Total liabilities of discontinued operations	$1,442	$2,730

The results of operations from discontinued operations for the twelve months ended January 31, 2021 and 2020, consist of the following:

	Twelve Months Ended January 31,
	2021	2020
Revenues:
Revenue from discontinued operations	$5,747	$12,756

Cost of sales:
Cost of discontinued operations	4,537	9,089
Operating expenses:
Selling, general and administrative	4,589	5,576
Provision for doubtful accounts	470	2,000
Depreciation and amortization	132	176

Total operating expenses	5,191	7,752

Operating loss	(3,981)	(4,085)
Other income (expenses)	201	(134)
Loss on disposal (including $2,745 of cumulative translation loss)	(1,859)	—

Loss before income taxes	(5,639)	(4,219)
Provision for income taxes	(665)	(525)

Net loss	(6,304)	(4,744)

The significant operating and investing noncash items and capital expenditures related to discontinued operations are summarized below:

	As of January 31,
	2021	2020
Depreciation and amortization	$1,830	$4,818
Gross profit from sale of lease pool equipment	$(1,326)	$(1,145)
Provisions for doubtful accounts	$470	$2,000
Loss on disposal of discontinued operations	$1,859	$—
Sale of used lease pool equipment	$2,010	$1,415
Sale of assets held for sale	$1,506	$—
Purchase of seismic equipment held for lease	$(110)	$(2,955)
3. New Accounting Pronouncements
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842), which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Qualitative and quantitative disclosures are required, and optional practical expedients may be elected. This ASU is effective for the annual period beginning after December 15, 2018, including interim periods within that annual period. Subsequent amendments to the initial guidance have been issued in January 2017, January 2018, and July 2018 within ASU No. 201703, ASU
No. 2018-01,
ASU
No. 2018-10,
and ASU
No. 2018-11
regarding qualitative disclosures, optional practical expedients, codification improvements and an optional transition method to adopt with a cumulative-effect adjustment versus a modified retrospective approach. These updates do not change the core principle of the guidance under ASU
No. 2016-02,
but rather provide implementation guidance. The Company adopted the accounting standard as of February 1, 2019, using the cumulative-effect transition method, which applies the guidance at the beginning of the period of adoption. The Company elected the package of practical expedients permitted, which, among other things, allowed the Company to carry forward the historical lease classification. In addition, the Company made the accounting policy elections to not recognize lease assets and lease liabilities with an initial term of 12 months or less and to not separate lease and non-lease
components. The impact of adoption on the Company’s consolidated balance sheet was the recognition of a ROU asset of $3.0 million and an operating lease liability of $3.0 million, primarily for office and shop space leases that are currently off-balance
sheet. The adoption did not have a material impact on its results of operations nor any material impact on
its cash flows.
4. Liquidity
The global pandemic has created significant uncertainty in the global economy which could have a material adverse effect on the Company’s business, financial position, results of operations and liquidity. The time frame for which disruptions related to the pandemic will continue is uncertain as is the magnitude of any adverse impacts. We were required to temporarily shut-down our facilities in Malaysia and Singapore on March 17, 2020 and April 7, 2020, respectively. Both locations have now reopened and are operating at essentially full capacity. Our other facilities have been allowed to operate, although at reduced efficiencies, in some cases some employees have worked remotely. Management believes that any negative impacts will be temporary, but there can be no assurance of that.
The Company has a history of operating losses and has had negative cash from operating activities.
The above factors create substantial uncertainty regarding the Company’s future financial results and liquidity.
Management has identified the following mitigating factors regarding adequate liquidity and capital resources to meet its obligations.:

•	The Company has no funded debt, excluding the PPP Loan granted to Klein which has been completely forgiven in February 2021, or other outstanding obligations, outside of normal trade obligations.

•	The Company has no obligations or agreements containing “maintenance type” financial covenants.

•	The Company has working capital of approximately $19.0 million as of January 31, 2021, including cash of approximately $4.6 million.

•	Should revenues be less than projected, the Company believes it is able, and has plans, to reduce costs proportionately in order to maintain positive cash flow.

•	The majority of the Company’s costs are variable in nature, such as raw materials and personnel related costs. The Company has already terminated or furloughed certain employees and contractors.

•
The Company has a backlog of orders of approximately $14.2 million (unaudited) as of January 31, 2021, as compared to approximately $8.9 million (unaudited) as of January 31, 2020. Production for certain of these orders was in process and included in inventory as of January 31, 2021, thereby reducing the liquidity needed to complete the orders.

•
Despite difficulties in world energy markets, the Company has been able to generate cash from the sale of lease pool equipment and collection of accounts receivable related to its discontinued operations. Management expects to generate additional liquidity from the sale of lease pool equipment in fiscal 2022.

•	The Company has declared the quarterly dividend on the its Series A Preferred Stock for the quarter ending April 30, 2021, but such quarterly dividends could be suspended in the future.

•
Despite the challenging economic environment in the year ended January 31, 2021, the Company was successful expanding its authorized capital stock (See Note 20 - Corporate Restructuring) and raising approximately $4.6 million in new capital through the sale of common and preferred stock pursuant to the 2 nd
ATM offering program. Management
expects
to be able to raise further capital through the 2
nd
ATM
offering program should the need arise.

•	Based on publicized transactions and discussions with potential funding sources, Management believes that other sources of debt and equity financing are available should the need arise.
For the factors discussed above, Management expects the Company to continue to meet its obligations as they arise over the next twelve months.
5. Revenue from Contracts with Customers
The following table presents revenue from contracts with customers disaggregated by product line and timing of revenue recognition:

	Twelve Months Ended January 31,
	2021	2020

	(in thousands)
Revenue recognized at a point in time:
Seamap	$16,304	$21,617
Klein	4,145	7,468
SAP	—	101

Total revenue recognized at a point in time	$20,449	$29,186

Revenue recognized over time:
Seamap	$766	$733
Klein	—	—
SAP	—	—

Total revenue recognized over time	766	733

Total revenue from contracts with customers	$21,215	$29,919

The revenue from products manufactured and sold by our Seamap and Klein businesses, as well as the revenue from products marketed and sold by our SAP business, is generally recognized at a point in time, or when the customer takes possession of the product, based on the terms and conditions stipulated in our contracts with customers. Our Seamap business also provides annual Software Maintenance Agreements (“SMA”) to customers who have an active license for software imbedded in Seamap products. The revenue from SMA is recognized over time, with the total value of the SMA amortized in equal monthly amounts over the life of the contract.
The following table presents revenue from contracts with customers disaggregated by geography, based on shipping location of our customers:

	Twelve Months Ended January 31,
	2021	2020

	(in thousands)
Revenue from contracts with customers:
United States	$3,687	$3,920
Europe, Russia & CIS	8,512	15,262
Middle East & Africa	1,226	1,576
Asia-Pacific	6,523	5,377
Canada & Latin America	1,267	3,784

Total revenue from contracts with customers	$21,215	$29,919

As of January 31, 2021, contract assets and liabilities consisted of the following:

	January 31, 2021	January 31, 2020

	(in thousands)
Contract Assets:
Unbilled revenue-current	$85	$13
Unbilled revenue - non-current	—	—

Total unbilled revenue	$85	$13

Contract Liabilities:
Deferred revenue & customer deposits — current	$691	$220
Deferred revenue & customer deposits — non-current	—	12

Total deferred revenue & customer deposits	$691	$232

Considering the products manufactured and sold by our Marine Technology Products business and the Company’s standard contract terms and conditions, we expect our contract assets and liabilities to turn over, on average, within a three to six-month
period.
With respect to the disclosures above, sales and transaction-based taxes are excluded from revenue, and we do not disclose the value of unsatisfied performance obligations for contacts with an original expected duration of one year or less. Also, we expense costs incurred to obtain contracts because the amortization period would be one year or less. These costs are recorded in selling, general and administrative expenses.
6. Supplemental Statements of Cash Flows Information
Supplemental disclosures of cash flows information for the fiscal years ended January 31, 2021 and 2020 were as follows (in thousands):

	Year Ended January 31,
	2021	2020
Interest paid	$40	$63
Income taxes paid, net	336	498
Seismic equipment purchases included in accounts payable at year-end	—	812
7. Inventories
Inventories from continuing operations consisted of the following (in thousands):

	As of January 31,
	2021	2020
Raw materials	$6,905	$7,388
Finished goods	3,466	3,758
Work in progress	2,445	2,720

Cost of inventories	12,816	13,866
Less allowance for obsolescence	(1,363)	(1,210)

Net inventories	$11,453	$12,656

8. Accounts Receivables
Accounts receivables from continuing operations consisted of the following (in thousands):

	As of January 31, 2021		As of January 31, 2020
	Current	Total	Current	Total
Accounts receivable	$5,695	$5,695	$9,001	$9,001
Less allowance for doubtful accounts	(948)	(948)	(2,378)	(2,378)

Accounts receivable net of allowance for doubtful accounts	$4,747	$4,747	$6,623	$6,623

9. Property and Equipment
Property and equipment from continuing operations consisted of the following (in thousands)

	As of January 31,
	2021	2020
Marine seismic service equipment	5,969	8,341
Land and buildings	4,354	4,274
Furniture and fixtures	9,750	9,364
Autos and trucks	491	491

Cost of property and equipment	20,564	22,470
Less accumulated depreciation	(15,813)	(17,051)

Net book value of property and equipment	$4,751	$5,419

Location of property and equipment (in thousands):

	As of January 31,
	2021	2020
United States	$3,133	$3,379
Europe	87	78
Singapore	480	773
Malaysia	1,051	1,189

Net book value of property and equipment	$4,751	$5,419

10. Leases
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842) which was modified by subsequently issued ASUs
2018-01,
2018-10,
2018-11
and
2018-20
(collectively the “New Lease Standard”). The New Lease Standard requires organizations that lease assets (“lessees”) to recognize the assets and liabilities of the rights and obligations created by leases with terms of more than 12 months. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee remains dependent on its classification as a finance or operating lease. The New Lease Standard also requires additional disclosure of the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. The New Lease Standard was effective for financial statements issued for annual periods beginning after December 15, 2018, including interim periods within those fiscal years.
In July 2018, the FASB issued ASU
No. 2018-11,
Leases (Topic 842): Targeted Improvements (“ASU
2018-11”).
ASU
2018-11
provided additional relief in the comparative reporting requirements for initial adoption of the New Lease Standard. Prior to ASU
2018-11,
a modified retrospective transition was required for financing or operating leases existing at or entered after the beginning of the earliest comparative period presented in the financial statements. ASU
2018-11
provided an additional transition method allowing entities to initially apply the New Lease Standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without adjustment to the financial statements for periods prior to adoption.
The Company adopted the New Lease Standard effective February 1, 2019. We elected to apply the current period transition approach as introduced by ASU
2018-11
and we elected to apply the following practical expedients and accounting policy decisions.
We elected a package of transition expedients, which must be elected together, that allowed us to forgo reassessing certain conclusions reached under ASC 840. All expedients in this package were applied together for all leases that commenced before the effective date, February 1, 2019, of the adoption of the New Lease Standard. As a result, in transitioning to the New Lease Standard, for existing leases as of February 1, 2019, we continued to use judgments made under ASC 840 related to embedded leases, lease classification and accounting for initial direct costs. In addition, we have chosen, as an accounting policy election by class of underlying asset, not to separate non-lease
components from the associated lease for all our leased asset classes, excluding for Real Estate related leases. As a result, for classes of Automobiles, Office Equipment and Manufacturing Equipment, we account for each separate lease component and the non-lease
components associated with that lease as a single lease component.
The Company has certain
non-cancelable
operating lease agreements for office, production and warehouse space in Texas, Hungary, Singapore, Malaysia, United Kingdom and Canada.
Adoption of the New Lease Standard did have a material impact on our consolidated balance sheet as we recorded right-of-use
assets and the corresponding lease liabilities related to our operating leases of approximately $3.0 million, each. The Company determined to treat lease costs with an original maturity of less than one year as short-term lease costs and did not record a right-of-use
asset or related lease liability for these leases. The new standard did not have a material impact on our consolidated statements of operations or our statements of cash flows.
Lease expense for the twelve months ended January 31, 2021 and 2020 was approximately $828,000 and $1.2 million, respectively, and was recorded as a component of operating loss. Included in these costs was short-term
lease expense of approximately $20,000 and $30,000 for the twelve months ended January 31, 2021 and 2020, respectively.
Supplemental balance sheet information related to leases as of January 31, 2021 and 2020 was as follows (in thousands):

	As of January 31,
Lease	2021	2020
Assets
Operating lease assets	$1,471	$2,300
Liabilities
Operating lease liabilities	$1,471	$2,300
Classification of lease liabilities
Current liabilities	$1,008	$1,339
Non-current liabilities	463	961

Total Operating lease liabilities	$1,471	$2,300

Lease-term and discount rate details as of January 31, 2021 and 2020 were as follows:

	As of January 31,
Lease term and discount rate	2021	2020
Weighted average remaining lease term (years)
Operating leases	1.09	1.76
Weighted average discount rate:
Operating leases	10%	9.27%
The incremental borrowing rate was calculated using the Company’s weighted average cost of capital.
Supplemental cash flow information related to leases at January 31, 2021 and 2020 was as follows (in thousands):

	As of January 31,
Lease	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(1,157)	$(1,182)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$—	$635
Maturities of lease liabilities at January 31, 2021 and 2020 were as follows (in thousands):

	As of January 31,
	2021	2020
2021	$1,007	$1,338
2022	421	838
2023	110	222
2024	58	98
2025	24	52
Thereafter	—	21

Total payments under lease agreements	$1,620	$2,569
Less: imputed interest	(149)	(269)
Total lease liabilities	$1,471	$2,300

Prior to July 31, 2020, the Company leased seismic equipment to customers under operating leases with non-cancelable
terms of one year or less. These leases were generally renewable on a month-to-month
basis. All taxes (other than income taxes) and assessments were the contractual responsibility of the lessee. To the extent that foreign taxes were not paid by the lessee, the relevant foreign taxing authorities might seek to collect such taxes from the Company. Under the terms of its lease agreements, any amounts paid by the Company to such foreign taxing authorities may be billed and collected from the lessee. The Company is not aware of any foreign tax obligations as of January 31, 2021 and 2020 that are not reflected in the accompanying consolidated financial statements.
The Company leases its office and warehouse facilities in Canada, Texas, Singapore, United Kingdom, Hungary and Malaysia under operating leases. Facility lease expense for the fiscal years ended January 31, 2021 and 2020 was approximately $1.2 million and $1.2 million, respectively.

11. Goodwill and Other Intangible Assets
Goodwill and other intangible assets from continuing operations consisted of the following:

	Weighted Average Life at 1/31/20	January 31, 2021				January 31, 2020
		Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount

		(in thousands)				(in thousands)
Goodwill		$7,060	$—	$(7,060)	$—	$7,060	$—	$(4,529)	$2,531

Proprietary rights	7.2	$7,781	$(3,688)	—	4,093	$9,247	$(4,950)	—	4,297
Customer relationships	0.8	5,024	(4,513)	—	511	5,024	(3,831)	—	1,193
Patents	3.6	2,440	(1,528)	—	912	2,440	(1,277)	—	1,163
Trade name	5.3	894	(74)	(760)	60	894	(63)	(760)	71
Developed technology	4.9	1,430	(727)	—	703	1,430	(584)	—	846
Other	3.4	684	(213)	—	471	653	(87)	—	566

Amortizable intangible assets		$18,253	$(10,743)	$(760)	$6,750	$19,688	$(10,792)	$(760)	$8,136

As of January 31, 2021, the Company completed its annual review of intangible assets. Based on a review of qualitative factors it was determined it was more likely than not that the fair value of our Seamap reporting unit was greater than its carrying value. Based on a review of qualitative and quantitative factors it was determined it was more likely than not that the fair value of our Klein reporting unit was greater than its carrying value. Accordingly, we did not record an impairment charge related to intangible assets in the Seamap and Klein reporting units.
Due to the economic impact of the global pandemic, the decline in oil prices during the three months ended April 30, 2020 and a decline in the market value of the Company’s equity securities, the Company performed a quantitative review of the Seamap reporting unit and concluded that goodwill had been impaired. As a result, the Company recorded an impairment expense of approximately $2.5 million related to goodwill in the Seamap reporting unit during the quarter ended April 30, 2020.
As
of January 31, 2020, the Company completed its annual review of goodwill and indefinite lived intangible assets. Based on a review of qualitative factors it was determined it was more likely than not that the fair value of our Seamap reporting unit was greater than its carrying value. Based on a review of qualitative and quantitative factors it was determined it was more likely than not that the fair value of our Klein reporting unit was not greater than its carrying value. Accordingly, we recorded an impairment of approximately $760,000 related to indefinite lived intangible assets in the Klein reporting unit.
Aggregate amortization expense was $1.8 million, and $1.8 million for the fiscal years ended January 31, 2021 and 2020, respectively. As of January 31, 2021, future estimated amortization expense related to amortizable intangible assets is estimated to be (in thousands):

For fiscal year ending January 31:
2022	$1,266
2023	1,125
2024	989
2025	828
2026	658
Thereafter	1,884

Total	$6,750

12. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities from continuing operations consisted of the following (in thousands):

	As of January 31,
	2021	2020
Contract settlement	$968	$228
Wages and benefits	577	317
Customer deposits	484	239
Accrued inventory	—	229
Other	883	552

Accrued Expenses and Other Liabilities	$2,912	$1,565

13. Notes Payable
On May 5, 2020, the Company, and its wholly owned subsidiary, Klein (collectively, the “Borrowers”), were granted loans (the “Loans”) from Bank of America, N.A. in the aggregate amount of approximately $1.6 million, pursuant to the Small Business Association’s Paycheck Protection Program (the “PPP”), a component of the Coronavirus Aid, Relief, and Economic Security Act which was enacted on March 27, 2020.
The Loans, in the form of promissory notes (the “Notes”) dated May 1, 2020 issued by the Borrowers, mature on May 1, 2022 and bear interest at a rate of 1% per annum, payable monthly commencing on November 1, 2020. The Notes stipulate various restrictions customary with this type of transaction including representations, warranties, and covenants, in addition to events of default, breaches of representation and warranties or other provisions of the Notes. In the event of default, the Borrowers may become obligated to repay all amounts outstanding under the Notes. The Borrowers may prepay the Notes at any time prior to maturity with no prepayment penalties.
Under the terms of the PPP, funds from the Loans may only be used for payroll costs, rent, utilities and interest on other debt obligations incurred prior to February 15, 2020. In addition, certain amounts of the Loan may be forgiven if the funds are used to pay qualifying expenses.
In January 2021, the Loan related to the Company in the amount of approximately $757,000 was forgiven resulting in other income of that amount. In February 2021, the Loan related to Klein in the amount of approximately $850,000 was also forgiven resulting in other income of that amount.
14. Stockholders’ Equity
The Company has 2,000,000 shares of preferred stock authorized. The preferred stock may be issued in multiple series with various terms, as authorized by the Company’s Board of Directors. As of January 31, 2021, 1,038,232 shares of the Series A Preferred Stock were outstanding, and 994,046 shares were outstanding as of January 31, 2020. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and payable quarterly on or about the last day of January, April, July and October of each year when, as and if, declared by the Company’s board of directors. Dividends are payable out of amounts legally available therefor at a rate equal to 9.00% per annum per $25.00 of stated liquidation preference per share, or $2.25 per share of Series A Preferred Stock per year. The Company may redeem, at the Company’s option, the Series A Preferred Stock, in whole or in part, at a cash redemption price of
$25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. If at any time a change of control occurs, the Company will have the option to redeem the Series A Preferred Stock, in whole or in part, within 120 days after the date on which the change of control occurred by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or other mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted into our common stock in connection with a change of control. Holders of the Series A Preferred Stock generally have no voting rights except for limited voting rights if dividends payable on the outstanding Series A Preferred Stock are in arrears for six or more consecutive or
non-consecutive
quarterly dividend periods, or if the Company fails to maintain the listing of the Series A Preferred Stock on a national securities exchange for a period continuing for more than 180 days.
The Company has 40,000,000 shares of common stock authorized, of which 15,681,000 and 14,049,000 were issued as of January 31, 2021 and 2020, respectively, including 1,929,000 treasury shares.
During the fiscal years ended January 31, 2021, and 2020 there were no shares surrendered in exchange for payment of taxes due upon vesting of restricted shares
.
15. Related Party Transaction
On October 7, 2016, the Company entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. (the “Agent”). On December 18, 2019, the Company and Agent entered into an Amended and Restated equity distribution agreement (the “1 st
Equity Distribution Agreement”). Pursuant to the 1
st
Equity Distribution Agreement, the Company may sell up to 500,000 shares of the Series A Preferred Stock through the Agent through the 1 st
ATM offering program. The
Co-Chief
Executive Officer and
Co-President
of the Agent is the
Non-Executive
Chairman of the Board. Under the Equity Distribution Agreement, the Agent was entitled to compensation of up to 2.0% of the gross proceeds from the sale of Series A Preferred Stock under the 1 st
ATM offering program. As of January 31, 2021, we had issued 994,046 shares which represent 100% of the Series A Preferred Stock available for sale through the 1 st
Equity Distribution Agreement.
In September 2020 we entered into a new equity distribution agreement (the “2 nd
Equity Distribution Agreement”) with the Agent with economic terms essentially identical to the initial agreement. Pursuant to the 2 nd
Equity Distribution Agreement, the Company may sell up to 500,000 shares of Preferred Stock and 5,000,000 shares of $0.01 par value common stock (“Common Stock”) through the 2 nd
ATM offering program.
For the twelve months ended January 31, 2021, the Company issued 44,186 shares of Series A Preferred Stock under the 2 nd
ATM offering program. Gross proceeds from these sales were approximately $1.0 million and the Agent received compensation of approximately $20,408, resulting in net proceeds to the Company of $1.0 million for the twelve months ended January 31, 2021. The
Non-Executive
Chairman of the Company received no portion of this compensation.
For the twelve months ended January 31, 2021, the Company issued 1,584,556 shares of Common Stock under the 2 nd
ATM offering program. Gross proceeds from these sales were approximately $4.0 million, the Agent received compensation of approximately $79,307 resulting in net proceeds to the Company, after deducting underwriting discounts and offering costs, of approximately $3.6 million for the twelve months ended January 31, 2021. The
Non-Executive
Chairman of the Company received no portion of this compensation.
At January 31, 2021, the Company has an outstanding obligation payable to the beneficiary of the estate of our former CEO. The obligation, which bears interest at 4% per annum, totals approximately $968,000 and is included in accrued expenses and other current liabilities on the Company’s Consolidated Balance Sheet as of January 31, 2021.

16. Income Taxes

	Year Ended January 31,
	2021	2020

	(in thousands)
(Loss) income from continuing operations before income taxes is attributable to the following jurisdictions:

Domestic	$(8,851)	$(7,550)
Foreign	(4,615)	1,360

Total	$(13,466)	$(6,190)

The components of income tax expense (benefit) for continuing operations were as follows:
Current:
Domestic	$22	$27
Foreign	515	58

	537	85
Deferred:
Domestic	—	—
Foreign	(1)	268

	(1)	268

Income tax expense	$536	$353

The following is a reconciliation of expected to actual income tax expense (benefit) for continuing o perations:

	Year Ended January 31,
	2021	2020

	(in thousands)
Federal income tax at 21%	$(2,828)	$(1,300)
Changes in tax rates	(50)	50
Permanent differences	413	52
Foreign effective tax rate differential	66	(80)
Foreign withholding taxes, including penalties and interest	29	34
Tax effect of book loss on disposition of subsidiaries	—	79
Valuation allowance on deferred tax assets	2,682	1,205
Excess tax deficiency for share-based payments under ASU 2016-09	66	284
Other	158	29

	$536	$353

The components of the Company’s deferred taxes for continuing operations consisted of the following:

	As of January 31,
	2021	2020

	(in thousands)
Deferred tax assets:
Net operating losses	$17,177	$13,716
Tax credit carry forwards	139	117
Stock option book expense	718	650
Allowance for doubtful accounts	—	229
Inventory	565	525
Accruals not yet deductible for tax purposes	281	357
Fixed assets	232	105
Intangible assets	445	337
Other	599	561

Gross deferred tax assets	20,156	16,597
Valuation allowance	(20,156)	(16,597)

Deferred tax assets	—	—
Deferred tax liabilities:
Other	(198)	(200)

Deferred tax liabilities	(198)	(200)
Unrecognized tax benefits	—	—

Total deferred tax (liabilities) assets, net	(198)	$(200)

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the global pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company does not believe the CARES Act will have a material impact on the Company’s future income tax expense or the related tax assets and liabilities.
The Company has determined that, due to the potential requirement for additional investment and working capital to achieve its objectives, the undistributed earnings of foreign subsidiaries as of January 31, 2021, are not deemed indefinitely reinvested outside of the United States. Furthermore, the Company has concluded that any deferred taxes with respect to the undistributed foreign earnings would be immaterial, particularly in light of the one-time
repatriation of foreign earnings imposed by the TCJA and recorded in fiscal 2019. Therefore, the Company has not recorded a deferred tax liability associated with the undistributed foreign earnings as of January 31, 2021.
Included in deferred tax assets is approximately $700,000 related to stock-based compensation, including non-qualified
stock options. A significant number of stock options expired during fiscal 2021 because the market price of the Company’s common stock remained below the exercise price of these options. Recent market prices for the Company’s common stock remain below the exercise price of a number of options outstanding as of January 31, 2021. Should the market price of the Company’s common stock remain below the exercise price of the options, these stock options will expire without exercise. In accordance with the provisions of ASC
718-740-10,
a valuation allowance has not been computed based on the decline in stock price.
As of January 31, 2021, the Company has recorded valuation allowances of approximately $20.2 million related to deferred tax assets for continuing operations. These deferred tax assets relate primarily to net operating loss carryforwards in the United States and other jurisdictions. The valuation allowances were determined based on management’s judgment as to the likelihood that the deferred tax assets would not be realized. The judgment was based on an evaluation of available evidence, both positive and negative.
At January 31, 2021, the Company
had tax credit carry forwards for continuing operations of approximately $139,000, which amounts can be carried forward through at least 2026.
As of January 31, 2021, and 2020 the company had no unrecognized tax benefits attributable to uncertain tax positions.
The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.
The Company files U.S. federal income tax returns as well as separate returns for its foreign subsidiaries within their local jurisdictions. The Company’s U.S. federal tax returns are subject to examination by the IRS for fiscal years ended January 31, 2017 through 2021. The Company’s tax returns may also be subject to examination by state and local revenue authorities for fiscal years ended January 31, 2015 through 2021. The Company’s Singapore income tax returns are subject to examination by the Singapore tax authorities for fiscal years ended January 31, 2015 through 2021. The Company’s tax returns in other foreign jurisdictions are generally subject to examination for the fiscal years ended January 31, 2015 through January 31, 2021.
17. Commitments and Contingencies
During fiscal 2021 we entered into an agreement (the “Agreement”) with a major European defense contractor (the
“Co-developer”)
for the joint development and marketing of synthetic aperture sonar (“SAS”) systems. Under the terms of the Agreement, we are obligated to make payments upon completion of certain developmental milestones related to a license for use of the
Co-developer’s
underlying technology. Our total potential commitment, assuming achievement of all milestones contemplated in the Agreement, is approximately $1.6 million, of which approximately $300,000 was paid in January 2021.
Purchase Obligations
—At January 31, 2021, the Company had approximately $3.9 million in purchase orders outstanding.
18. Stock Option Plans
At January 31, 2021, the Company had stock-based compensation plans as described in more detail below. The total compensation expense related to stock-based awards granted under these plans during the fiscal years ended January 31, 2021 and 2020 was approximately $708,000 and $854,000, respectively. The Company recognizes stock-based compensation costs net of a forfeiture rate for only those awards expected to vest over the requisite service period of the award. The Company estimates the forfeiture rate based on its historical experience regarding employee terminations and forfeitures.
The fair value of each option award is estimated as of the date of grant using a Black-Scholes-Merton option pricing formula. Expected volatility is based on historical volatility of the Company’s stock over a preceding period commensurate with the expected term of the option. The expected term is based upon historical exercise patterns. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has not paid any dividends since its incorporation. The weighted average grant-date fair value of options granted during the fiscal years ended January 31, 2021 and 2020 were $0.70 and $1.77, respectively. The assumptions for the periods indicated are noted in the following table.

Weighted average Black-Scholes-Merton fair value assumptions

	Year Ending January 31,
	2021	2020
Risk free interest rate	0.34% - 0.37%	1.47% - 2.53%
Expected life	3.97 years - 5.97 years	3.98 years - 6.00 years
Expected volatility	53% - 64%	49% - 51%
Expected dividend yield	0.0%	0.0%
Cash flows resulting from tax benefits attributable to tax deductions in excess of the compensation expense recognized for those options (excess tax benefits) are classified as financing out-flows
and operating
in-flows.
The Company had no excess tax benefits during the fiscal years ended January 31, 2021 and 2020.
The Company has share-based awards outstanding under, the MIND Technology, Inc. Stock Awards Plan (“the Plan”). Stock options granted and outstanding under the Plan generally vest evenly over three years and have a
10-year
contractual term. The exercise price of a stock option generally is equal to the fair market value of the Company’s common stock on the option grant date. As of January 31, 2021, there were approximately 615,000 shares available for grant under the Plan. The Plan provides for awards of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units and phantom stock. New shares are issued upon vesting for restricted stock and upon exercise for options.
Stock Based Compensation Activity
The following table presents a summary of the Company’s stock option activity for the fiscal year ended January 31, 2021:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding, January 31, 2020	2,440	$4.51	7.08	$20
Granted	320	1.47
Exercised	—	—
Forfeited	(41)	4.63
Expired	(133)	5.31

Outstanding, January 31, 2021	2,586	$4.09	6.58	$223

Exercisable at January 31, 2021	1,778	$4.63	5.71	$—
Vested and expected to vest at January 31, 2021	2,562	$4.12	6.55	$213
The aggregate intrinsic value in the table above represents the total pre-tax
intrinsic value (the difference between the Company’s closing stock price on the last trading day of the fourth quarter of fiscal 2021 and the exercise price, multiplied by the number of in-the-money
options) that would have been received by the option holders had all option holders exercised their options on January 31, 2021. This amount changes based upon the market value of the Company’s common stock. No options were exercised during fiscal year ended January 31, 2021. There was no intrinsic value of the 9,000 options exercised during the fiscal year ended January 31, 2020. The fair value of options that vested during the fiscal years ended January 31, 2021 and 2020 was approximately $950,000 and $650,000, respectively. For the fiscal year ended January 31, 2021, approximately 500,000 options vested.
As of January 31, 2021, there was approximately $482,228 of total unrecognized compensation expense related to unvested stock options granted under the Company’s share-based compensation plans. That expense is expected to be recognized over a weighted average period of 1.3 years.

Restricted stock as of January 31, 2021 and changes during the fiscal year ended January 31, 2021 were as follows:

	Year Ended January 31, 2021
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Unvested, beginning of period	37	$3.98
Granted	15	1.25
Vested	(12)	3.98
Canceled	—	—

Unvested, end of period	40	$2.94

As of January 31, 2021, there was approximately no unrecognized stock-based compensation expense related to unvested restricted stock awards.
19. Segment Reporting
With the designation of the Equipment Leasing segment as discontinued operations as of July 31, 2020, the Company operates in one segment, Marine Technology Products. The Marine Technology Products business is engaged in the design, manufacture and sale of state-of-the-art
seismic and offshore telemetry systems. Manufacturing, support and sales facilities are maintained in the United Kingdom, Singapore, Malaysia and the states of New Hampshire and Texas.
20. Corporate Restructuring
On August 3, 2020, the Company, formerly Mitcham Industries, Inc., completed the reincorporation from the State of Texas to the State of Delaware, including a name change to MIND Technology, Inc. The change in legal domicile and company name were approved by the affirmative vote of the holders of more than two-thirds
of the votes of the Company’s Common Stock and Preferred Stock, voting separately, at the Annual Meeting of Stockholders held on July 27, 2020. As part of the reincorporation merger, the stockholders approved an increase in the number of authorized shares of capital stock from 21,000,000 shares to 42,000,000 shares, consisting of (i) 40,000,000 shares of Common Stock (up from 20,000,000 shares), and (ii) 2,000,000 shares of Preferred Stock (up from 1,000,000 shares).
Pursuant to the terms of the reincorporation merger, each outstanding share of Common Stock and each share of Preferred Stock of Mitcham Industries, Inc., the Texas corporation, automatically converted into one share of Common Stock and one share of Series A Preferred Stock, respectively, of MIND Technology, Inc., the Delaware corporation. Stockholders who hold physical stock certificates are not required to, but may, exchange stock certificates as a result of the reincorporation. The Company’s Common Stock and Preferred Stock continued to trade on the NASDAQ Global Select Market under their ticker symbols, “MIND” and “MINDP”, respectively. The Company’s Common Stock was assigned a new CUSIP number of 602566 101 and the Company’s Preferred Stock was assigned a new CUSIP number of 602566 200.
No changes have been made to the Board, management, business or operations of the Company as a result of the reincorporation. The Company’s corporate headquarters remains in Texas.
21. Concentrations
Credit Risk
—As of January 31, 2021, we had three customers that exceeded 10% of consolidated accounts receivable. During our fiscal year ended 2020, no customer exceeded 10% of consolidated accounts receivable.

The Company maintains deposits and certificates of deposit with banks which may exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limit and money market accounts which are not FDIC insured. In addition, deposits aggregating approximately $2.8 million at January 31, 2021 are held in foreign banks. Management believes the risk of loss in connection with these accounts is minimal.
Supplier Concentration
—The Company has satisfactory relationships with its suppliers. However, should those relationships deteriorate, the Company may have difficulty in obtaining new technology requested by its customers and maintaining the existing equipment in accordance with manufacturers’ specifications.
22. Sales and Major Customers
A summary of the Company’s revenues, from continuing operations, from customers by geographic region, outside the U.S., is as follows (in thousands):

	Year Ended January 31,
	2021	2020
UK/Europe	$8,005	$14,975
Canada	1,267	3,519
Latin America	—	262
Asia/South Pacific	6,523	5,377
Eurasia	507	290
Other	1,226	1,576

Total	$17,528	$25,999

During each of the fiscal years ended 2021 and 2020, no individual customer exceeded 10% of total revenue.
23. Sale of Subsidiary
In February 2019, the Company completed the sale of its wholly owned Australian subsidiary, Seismic Asia Pacific Pty Ltd. for total contractual proceeds of approximately $660,000 U.S. dollars of which the Company received approximately $240,000 in cash at closing and an unsecured, non-interest
bearing
two-year
note receivable in the amount of $420,000. The agreement also included a working capital adjustment of approximately $114,000 payable to the Company which was received in August of 2019. In fiscal 2021, the Company received a payment of approximately $124,000 that was applied against the note receivable. The note receivable is recorded in other current assets as of January 31, 2021, and in other non-current
assets as of January 31, 2020.

SCHEDULE II
MIND TECHNOLOGY, INC.
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

Col. A	Col. B	Col. C(1)	Col. C(2)		Col. D		Col. E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions Describe		Balance at End of Period
Allowance for doubtful accounts

January 31, 2021	$4,054	1,129	(43)	(a)	(3,364	) (b)	$1,776
January 31, 2020	$2,113	2,000	—	(a)	(59	) (b)	$4,054
Allowance for obsolete equipment and inventory
January 31, 2021	$1,404	321	1	(a)	(66	) (c)	$1,660
January 31, 2020	$1,222	298	1	(a)	(117	) (c)	$1,404

(a)	Represents translation differences.
(b)	Represents recoveries and uncollectible accounts written off.
(c)	Represents sale or scrap of inventory and obsolete equipment.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth an itemized statement of the amounts of all estimated expenses in connection with the issuance and distribution of the securities to be registered. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$1,067
Accountants’ fees and expenses	30,000
Legal fees and expenses	200,000
Printing and engraving expenses	85,000
Transfer agent and registrar fees	125,000
FINRA filing fee	2,225
Miscellaneous	5,350

Total	$448,642

Item 14. Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Our bylaws provide that no director shall be liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL. Our bylaws also contains indemnification rights for our directors and our officers. Specifically, our bylaws provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
We maintain liability insurance policies that indemnify our directors and officers and those of our subsidiaries against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities
In the three years preceding the filing of this Registration Statement, the Company has not issued any securities that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

1.1**	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger dated as of August 3, 2020, by and between Mitcham Industries, Inc. and MIND Technology, Inc.	Incorporated by reference to MIND Technology, Inc.’s Current Report on Form 8-K, filed with the SEC on August 7, 2020.	001-13490	2.1

3.1	Amended and Restated Certificate of Incorporation of MIND Technology, Inc.	Incorporated by reference to MIND Technology, Inc.’s Current Report on Form 8-K, filed with the SEC on August 7, 2020.	001-13490	3.3

3.2	Amended and Restated Bylaws of MIND Technology, Inc.	Incorporated by reference to MIND Technology, Inc.’s Current Report on Form 8-K, filed with the SEC on August 7, 2020.	001-13490	3.4

3.3	Certificate of Designations, Preferences and Rights of MIND Technology, Inc. 9.00% Series A Cumulative Preferred Stock	Incorporated by reference to MIND Technology, Inc.’s Current Report on Form 8-K, filed with the SEC on August 7, 2020.	001-13490	3.5

3.4	Certificate of Amendment of Certificate of Designations, Preferences and Rights of MIND Technology, Inc. 9.00% Series A Cumulative Preferred Stock	Incorporated by reference to MIND Technology, Inc.’s Form 8-K filed with the SEC on September 25, 2020.	001-13490	3.1

3.5†	Second Certificate of Amendment of Certificate of Designations, Preferences and Rights of MIND Technology, Inc. 9.00% Series A Cumulative Preferred Stock

3.6	Texas Certificate of Merger, effective as of August 3, 2020	Incorporated by reference to MIND Technology, Inc.’s Current Report on Form 8-K, filed with the SEC on August 7, 2020.	001-13490	3.1

3.7	Delaware Certificate of Merger, effective as of August 3, 2020	Incorporated by reference to MIND Technology, Inc.’s Current Report on Form 8-K, filed with the SEC on August 7, 2020	001-13490	3.2

4.1	Form of Senior Indenture (including Form of Senior Note)	Incorporated by reference to Mitcham Industries, Inc.’s Registration Statement on Form S-3, filed with the SEC on March 18, 2011.	333-172935	4.1

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

4.2	Form of Subordinated Indenture (including form of Subordinated Note)	Incorporated by reference to Mitcham Industries, Inc.’s Registration Statement on Form S-3, filed with the SEC on March 18, 2011.	333-172935	4.2

4.3	Description of Securities	Incorporated by reference to MIND Technology, Inc.’s Annual Report on Form 10-K, filed with the SEC on April 16, 2021.	001-13490	4.3

5.1**	Opinion of Holland & Knight LLP

10.1*	Amended and Restated Employment Agreement, dated September 8, 2015, between Mitcham Industries, Inc. and Billy F. Mitcham, Jr.	Incorporated by reference to Mitcham Industries, Inc.’s Registration Statement on Form 8-K filed with the SEC on September 14, 2015.	000-25142	10.1

10.2*	Mitcham Industries, Inc. Amended and Restated Stock Awards Plan	Incorporated by reference to Mitcham Industries, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 31, 2013.	000-25142	Appendix A

10.3*	First Amendment to the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan	Incorporated by reference to Mitcham Industries, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 16, 2016.	000-25142	Appendix A

10.4*	Second Amendment to the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan	Incorporated by reference to Mitcham Industries, Inc.’s Form S-8 filed with the SEC on September 5, 2019.	333-233635	4.5

10.5*	Third Amendment to the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan	Incorporated by reference to MIND Technology, Inc.’s Form S-8 filed with the SEC on September 9, 2021.	333-259414	10.1

10.6*	Form of Nonqualified Stock Option Agreement under the Mitcham Industries, Inc. Stock Awards Plan	Incorporated by reference to Mitcham Industries, Inc.’s Report on Form 10-Q for the quarter ended July 31, 2006, filed with the SEC on September 12, 2006.	000-25142	10.3

10.7*	Form of Restricted Stock Agreement under the Mitcham Industries, Inc. Stock Awards Plan	Incorporated by reference to Mitcham Industries, Inc.’s Report on Form 10-Q for the quarter ended July 31, 2006, filed with the SEC on September 12, 2006.	000-25142	10.4

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

10.8*	Form of Incentive Stock Option Agreement under the Mitcham Industries, Inc. Stock Awards Plan	Incorporated by reference to Mitcham Industries, Inc.’s Report on Form 10-Q for the quarter ended July 31, 2006, filed with the SEC on September 12, 2006.	000-25142	10.5

10.9*	Form of Restricted Stock Agreement (Stock Awards Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.1

10.10*	Form of Nonqualified Stock Option Agreement (Stock Awards Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.2

10.11*	Form of Incentive Stock Option Agreement (Stock Awards Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.4

10.12*	Form of Phantom Stock Award Agreement (Stock Awards Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.5

10.13*	Form of Stock Appreciation Rights Agreement (Stock Awards Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.6

10.14*	Form of Incentive Stock Option Agreement (2000 Stock Option Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.7

10.15*	Form of Nonqualified Stock Option Agreement (2000 Stock Option Plan)	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 8, 2004.	000-25142	10.8

10.16*	Summary of Non-Employee Director Compensation	Incorporated by reference to MIND Technology, Inc.’s Annual Report on Form 10-K, filed with the SEC on April 16, 2021.	001-13490	10.14

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

10.17	Facilities Agreement dated 15 August, 2014 between Seamap Pte Ltd as Company and Mitcham Industries, Inc. as Guarantor and The HongKong and Shanghai Banking Corporation Limited as Lender	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on August 27, 2014.	000-25142	10.1

10.18	Security Deed dated 15 August, 2014 between Seamap Pte Ltd as Chargor and The HongKong and Shanghai Banking Corporation Limited as Lender	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on August 27, 2014.	000-25142	10.2

10.19	Employment Agreement, dated as of September 11, 2017, by and between Mitcham Industries, Inc. and Robert P. Capps	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 15, 2017.	001-13490	10.1

10.20	Amended and Restated Equity Distribution Agreement, dated as of December 18, 2019, by and between Mitcham Industries, Inc. and Ladenburg Thalmann & Co. Inc.	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on December 18, 2019.	001-13490	1.1

10.21	Employment Agreement between the Company and Dennis P. Morris, dated April 21, 2020.	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on April 24, 2020.	001-13490	10.1

10.22	Employment Agreement, dated as of September 11, 2017, by and between Mitcham Industries, Inc. and Guy Malden	Incorporated by reference to Mitcham Industries, Inc.’s Current Report on Form 8-K, filed with the SEC on September 15, 2017.	001-13490	10.2

10.23	Amendment No. 1 to Guy M. Malden’s Employment Agreement (dated June 19, 2020)	Incorporated by reference to Mitcham Industries, Inc.’s Form 8-K filed with the SEC on June 25, 2020.	001-13490	10.1

21.1	Subsidiaries of MIND Technology, Inc.	Incorporated by reference to MIND Technology, Inc.’s Annual Report on Form 10-K, filed with the SEC on April 16, 2021.	001-13490	21.1

23.1†	Consent of Moss Adams LLP

23.2**	Consent of Holland & Knight LLP (included as part of Exhibit 5.1 hereto)

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

24.1†	Power of Attorney (included on signature page of this Registration Statement)

101†	XBRL Inline Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH†	XBRL Inline Taxonomy Extension Schema Document.

101.CAL†	XBRL Inline Taxonomy Extension Calculation Linkbase Document.

101.DEF†	XBRL Inline Taxonomy Extension Definition Linkbase Document.

101.LAB†	XBRL Inline Taxonomy Extension Label Linkbase Document.

101.PRE†	XBRL Inline Taxonomy Extension Presentation Linkbase Document.

104†	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

†	Filed herewith
*	Management contracts or compensatory plans or arrangements filed pursuant to Item 601(b)(10)(iii) of Regulation S-K
**	To be filed by amendment.
Item 17. Undertakings
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2021.

MIND Technology, Inc.

By:	/s/ ROBERT P. CAPPS

Name:	Robert P. Capps

Title:	President and Chief Executive Officer
Each person whose signature appears below hereby constitutes and appoints Robert P. Capps and Mark A. Cox, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact
and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact
and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact
and agents or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 25, 2021.

Signature	Title

/S/ ROBERT P. CAPPS ROBERT P. CAPPS	President, Chief Executive Officer and Director

/S/ MARK A. COX MARK A. COX	Chief Financial Officer and Vice President Finance and Accounting

/S/ PETER H. BLUM PETER H. BLUM	Non-Executive Chairman of the Board of Directors

/S/ WILLIAM H. HILARIDES WILLIAM H. HILARIDES	Director

/S/ ROBERT J. ALBERS ROBERT J. ALBERS	Director

/S/ THOMAS S. GLANVILLE THOMAS S. GLANVILLE	Director

/S/ MARCUS ROWLAND MARCUS ROWLAND	Director